     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997
                                                      REGISTRATION NO.         *
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                   MIDWEST MEDICAL INSURANCE HOLDING COMPANY

             (Exact name of registrant as specified in its Charter)

          MINNESOTA                          6749                  41-1625287
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

           6600 FRANCE AVENUE SOUTH, SUITE 245 MINNEAPOLIS, MN 55435
                                 (612) 922-5445

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DAVID P. BOUNK, PRESIDENT
                   MIDWEST MEDICAL INSURANCE HOLDING COMPANY
                      6600 FRANCE AVENUE SOUTH, SUITE 245
                     MINNEAPOLIS, MN 55435, (612) 922-5445

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        CHARLES A. GEER, ESQ.                     ROSS C. FORMELL, ESQ.
    General Counsel for Registrant               Best & Flanagan P.L.L.P.
           4400 IDS Center                        4000 First Bank Place
        Minneapolis, MN 55402                    601 Second Avenue South
                                                  Minneapolis, MN 55402

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: MAY 12, 1997. AS SOON AS POSSIBLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT. IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Class A..............................    15,000 shares        $1006(1)(2)         $15,090,000       $4,572.72(1)(2)
Common Stock.........................

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Estimated based upon book value of securities of the registrant to be issued as of December 31, 1996.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

    * THIS FILING ALSO CONSTITUTES POST EFFECTIVE AMENDMENT NUMBER 2 TO THE REGISTRANT'S FORM S-1 FILING, REGISTRATION NUMBER 33-91308, PURSUANT TO RULE 429

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              CROSS REFERENCE SHEET

                    Pursuant to Rule 501(b) of Regulation S-K

Form S-1 Item Number and Caption                      Location in the Prospectus
---------------------------------                     -------------------------
1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus          Cover Page

2.  Inside Front and Outside Back Cover Pages
       of Prospectus                                   Inside Front Cover Page;
                                                       Outside Back Cover Page

3.  Summary Information, Risk Factors, and
       Ratio of Earnings to Fixed Charges              PROSPECTUS SUMMARY

4.  Use of Proceeds                                    Not Applicable

5.  Determination of Offering Price                    THE OFFERING

6.  Dilution                                           Not Applicable

7.  Selling Security Holders                           Not Applicable

8.  Plan of Distribution                               THE OFFERING

9.  Description of Securities to be Registered         DESCRIPTION OF CAPITAL
                                                       STOCK

10. Interests of Named Experts and Counsel             Not Applicable

11. Information with Respect to the Registrant         SELECTED FINANCIAL
                                                       INFORMATION; MANAGEMENT'S
                                                       DISCUSSION AND ANALYSIS
                                                       OF FINANCIAL CONDITION
                                                       AND RESULTS OF
                                                       OPERATIONS; BUSINESS;
                                                       MANAGEMENT;  DESCRIPTION
                                                       OF CAPITAL STOCK;
                                                       FINANCIAL STATEMENTS

12. Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities                                 Not Applicable

PROSPECTUS


                    MIDWEST MEDICAL INSURANCE HOLDING COMPANY



                         Shares of Class A Common Stock



     Shares of Class A Common Stock, $.01 par value (the "Shares"), are being offered by Midwest Medical Insurance Holding Company ("MMIHC") only to insureds of MMIHC's wholly-owned subsidiary, Midwest Medical Insurance Company ("MMIC"). The Shares are offered only as part of the insuring transaction and insureds are not required to pay any consideration for the Shares separate from or in addition to their insurance premiums. MMIC is a physician-controlled medical malpractice insurance company which provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota. Shares accrue daily and are allocated to insureds pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC. Issuance of Shares to new insureds is subject to a five-year vesting requirement and all rights will be forfeited if insurance coverage is not continuous for five years. See "THE OFFERING."

     The Shares are uncertificated and each shareholder is entitled to only one vote, regardless of the number of Shares he or she owns. While MMIHC's Class B Common Share remains outstanding, its holder, the Minnesota Medical Association, has the exclusive right to elect directors from persons nominated by MMIHC's Board of Directors, although the holders of the Class A Common Shares can cause MMIHC to redeem the Class B Common Share at any time for $1,000, and thereby terminate this right.

     The Shares are not transferable or assignable and must be redeemed by MMIHC at net book value, exclusive of any value attributable to MMIC (MMIHC's principal asset), upon a shareholder's discontinuance of coverage with MMIC for any reason. See "DESCRIPTION OF CAPITAL STOCK."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 12, 1997.

     No persons have been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by MMIHC. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of MMIHC since the date hereof or that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates.


                              AVAILABLE INFORMATION

     MMIHC is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports and other information filed by MMIHC can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D. C. and at the following Regional Offices: 26 Federal Plaza, New York, New York 10278; and 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material also can be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates, or on the Internet at www.sec.gov.

     MMIHC provides its shareholders with an annual report containing consolidated MMIHC and MMIC year-end financial statements presented in accordance with generally accepted accounting principles ("GAAP"). MMIC's separate net income and shareholders' equity are presented on both a GAAP and statutory accounting basis in the Notes to the Consolidated Financial Statements. MMIC is subject to the insurance company filing requirements of the Minnesota Department of Commerce and files the NAIC Annual Statement each year with the Department of Commerce which includes financial statements presented in accordance with statutory requirements, together with an independent auditor's report on those financial statements. MMIHC is subject to insurance holding company regulations and files Form B with the Minnesota Department of Commerce annually. Form B contains current information about management, the Board of Directors, and significant operating agreements, as well as a financial report. Copies of any of these reports, or any of the documents referred to herein, can be obtained by requesting them from David P. Bounk, President and Chief Executive Officer, Midwest Medical Insurance Holding Company, 6600 France Avenue South, Suite 245, Minneapolis, Minnesota 55435; (612) 922-5445.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    ii

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Selected Financial Information . . . . . . . . . . . . . . . . . . . . . . .   5

Management's Discussion and Analysis of Financial Condition and Results
     of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .  29

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .  32

APPENDIX - Allocation Formula. . . . . . . . . . . . . . . . . . . . . . . . A-1

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

THE COMPANIES

     MMIC originally was organized in 1980 under the auspices of the Minnesota Medical Association (the "MMA"), to provide professional liability (malpractice) insurance to Minnesota physicians who are members of the MMA. At that time, claims and awards in medical malpractice cases had been increasing dramatically, and physicians were faced with substantial premium increases and a declining number of insurers offering medical malpractice coverage. The business was reorganized on November 30, 1988 into a stock insurance company (MMIC), wholly owned by a holding company (MMIHC), which could pursue other business opportunities. The reorganization also was effected to give physicians a limited equity interest in their malpractice insurer while preserving MMIC's capital and surplus. As of July 1, 1993, the Iowa physician-owned malpractice insurer, Iowa Physicians Mutual Insurance Trust ("IPMIT"), was merged with and into MMIC, and as of June 5, 1996, the Nebraska physician-owned malpractice insurer, Medical Liability Mutual Insurance Company of Nebraska ("MLM"), was merged with and into MMIC. MMIC now provides malpractice insurance to physicians and physician groups in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota on a claims-made basis. Professional liability, general liability, and umbrella excess liability insurance is also available to hospitals, nursing homes and extended care facilities through MMIC. MMIC has had the sponsorship of the MMA since inception, and also has the sponsorship of the Iowa and North Dakota medical associations. See "BUSINESS." The address and telephone number of the principal executive offices of MMIHC and MMIC are as follows: 6600 France Avenue South, Suite 245, Minneapolis, Minnesota 55435; (612) 922-5445.

THE OFFERING

     Class A Common Shares (the "Shares") are being offered only to insureds of MMIC as part of the insuring transaction, and insureds are not required to pay any consideration for the Shares separate from, or in addition to, their insurance premiums. Shares accrue daily and are allocated pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC (the "Allocation Formula", which is set forth in the Appendix). The number of shares allocated to Nebraska insureds is reduced by a factor designed to take account of the fact that policy limits, and therefore premiums, are lower in Nebraska. Shares allocated to new insureds are not issued until the end of five years of continuous coverage. Cessation of coverage before the completion of five years of coverage will result in a forfeiture of accrued but unissued shares. Persons who were insureds at the time of the 1988 reorganization and persons who were IPMIT or MLM insureds at the time of the mergers between MMIC, IPMIT and MLM are not subject to the five-year vesting requirement. See "THE OFFERING."

THE SHARES

     The Shares are uncertificated shares which may be owned by individual physicians or by individual physicians jointly with the legal entities in which they practice. In the latter case, the shares can be voted only by the physicians. See "DESCRIPTION OF CAPITAL STOCK."

     Each holder of the Shares is entitled to only one vote, regardless of the number of Shares held. The Minnesota Medical Association (the "MMA"), so long as it holds the single Class B Common Share of MMIHC presently outstanding, has the exclusive right to vote for the election of directors, but only with respect to persons nominated for election by a committee of the Board of Directors. The holders of the Class A Common Shares, at any time, may cause MMIHC to redeem the Class B Common Share at par value ($1,000), and thereby gain the right to elect directors. Such an action requires the vote of a majority of the Class A shareholders and two-thirds of the Class A shareholders who vote on the question.

     The Shares are not transferable or assignable, and must be redeemed by MMIHC at net book value, exclusive of any value attributable to MMIC (MMIHC's primary asset), upon a shareholder's discontinuance of coverage with MMIC for any reason. By excluding the value attributable to MMIC from the calculation of the redemption amount, MMIC's capital and surplus will be preserved and not reduced by the redemption. The redemption amount thus reflects primarily MMIHC's net income from operations, which consists principally of management fees paid by MMIC, plus earnings on investments, plus any dividends paid by MMIC to MMIHC. In the event of any merger, liquidation, sale of all or substantially all of the assets, or other extraordinary event, any consideration payable to holders of the Shares will reflect their full value, and will not be limited to the redemption amount. See "DESCRIPTION OF CAPITAL STOCK." As of December 31, 1996 the net book value of MMIHC (redemption value) was $64.33 per share.

                                  THE OFFERING


     Class A Common Shares (the "Shares") are being offered only to insureds of MMIC who will accrue Shares for each day of insurance coverage they purchase from MMIC. Insureds are not required to pay any consideration for the Shares separate from or in addition to their insurance premiums. The Shares will be allocated semi-annually, pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC (the "Allocation Formula", which is set forth in the Appendix). Shares allocated to new insureds are not issued until the end of five years of continuous coverage. Cessation of coverage before the completion of five years of coverage will result in a forfeiture of accrued but unissued shares. Persons who were insureds at the time of the 1988 reorganization and persons who were IPMIT or MLM insureds at the time of the merger between MMIC, IPMIT and MLM were not subject to the five-year vesting requirement. Those persons were issued Shares upon completion of those transactions and Shares they accrue currently are deemed issued when they are allocated.

     The Allocation Formula is set forth in the Appendix to the Prospectus. It consists of a table which indicates the number of Shares to be accrued by and allocated to each physician for each year of insurance coverage based upon his or her insurance risk class. The insurance risk class each physician is assigned is based on his or her medical specialty and is the same risk class to which the physician has been assigned by MMIC for purposes of writing the professional liability insurance for the physician. Annual insurance premiums are based on these risk classes, which are derived from actuarial relativity statistics. The number of shares shown in the table therefore reflect, in part, the relative premiums paid to MMIC by each policyholder. These relativities have changed very little since MMIC began its business. MMIHC reserves the right to change the Allocation Formula in the future.

     The shares allocable to Nebraska physicians are reduced by a factor to take account of the fact that policy limits, and therefore premiums, are lower in Nebraska. This factor is the inverse of the Increased Limits Factor determined by MMIC's regular external actuaries to be applicable in order to adjust for the difference between the policy limit of policies issued in Nebraska as compared to the base policy limit issued by MMIC in all other states in which it does business. MMIC's actuaries have determined that the designated Increased Limits Factor is currently 1.72. Therefore, a Nebraska policyholder of MMIC would be allocated the right to receive 58.1% of the shares of MMIHC Class A Common Stock otherwise indicated by application of the Allocation Formula. This is based upon current information and policy limits, and the actual factor used may be recalculated from time-to-time.

     The Shares are uncertificated. Although the Shares have been registered under the Securities Act of 1933 and state securities laws, they are nontransferable, and there is no market in which they may be sold. Upon discontinuation of a physician's insurance policy with MMIC for any reason, the Shares must be redeemed by MMIHC. See "DESCRIPTION OF CAPITAL STOCK."

     No independent brokers, dealers, or underwriters have been engaged to represent MMIHC in connection with this offering and no commissions will be paid to any person in connection with offers or sales of the Shares. The Shares will be offered and sold solely by officers of MMIHC.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data of MMIHC for the five years ended December 31, 1996 are derived from the audited financial statements of MMIHC. The financial data for the three-month periods ended March 31, 1997 and 1996 are derived from unaudited statements. The unaudited statements include all adjustments, consisting of normal recurring accruals, which MMIHC considers necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                                                                                   THREE MONTHS
                                                              YEAR ENDED DECEMBER 31                               ENDED MARCH 31
OPERATIONS DATA                              1992(3)      1993(2)      1994(1)     1995(1)       1996(1)          1996         1997
-----------------------------------------------------------------------------------------------------------     -------------------
                                                   (Dollar amounts in thousands)
Net premiums earned                       $ 36,317       $ 40,183     $ 26,246    $ 29,798      $ 32,046        $  8,789    $ 8,364
Net investment and other income             14,859         14,773       11,509      14,191        14,840           4,131      2,796
                                          -----------------------------------------------------------------------------------------
Total revenue                               51,176         54,956       37,755      43,989        46,886          12,920     11,160
Loss and loss adjustment expense            19,707         30,693       11,334      37,560        32,257           8,168      8,393
Other underwriting  expenses                 6,480          5,807        5,509       6,415         5,690           1,805      1,576
                                          -----------------------------------------------------------------------------------------
                                            26,187         36,500       16,843      43,975        37,947           9,973      9,969
                                          -----------------------------------------------------------------------------------------
Income before income taxes                  24,989         18,456       20,912          14         8,939           2,947      1,191
Income taxes (benefit)                       8,528          6,156        6,417      (1,711)        1,458           1,077        452
                                          -----------------------------------------------------------------------------------------
Net income                                $ 16,461       $ 12,300     $ 14,495    $  1,725      $  7,481        $  1,870     $  739
                                          -----------------------------------------------------------------------------------------
                                          -----------------------------------------------------------------------------------------

Net income per common
  share and common share
  equivalent                               $142.20       $  99.53      $114.84      $13.74      $  58.33         $ 14.69    $  5.64
Number of shares used in per
  share calculation                        115,758(4) 4)  123,575(4)   126,222(4)  125,536(4)    128,259         127,265    130,965

Net income/total revenue                      32.2%          22.4%        38.4%        3.9%         16.0%           14.5%       6.6%

Return on average equity                      12.9%           9.0%        15.8%        1.7%          6.5%            6.8%       2.5%


                                                                            DECEMBER 31                                   MARCH 31
     FINANCIAL CONDITION                        1992 (3)      1993 (2)        1994 (2)      1995 (1)        1996 (1)        1997
----------------------------------------------------------------------------------------------------------------------------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS
Fixed maturities at fair value                $       -      $       -      $ 174,203      $ 182,817      $ 183,561      $ 181,291
Fixed maturities at amortized cost              164,878        181,526              -              -              -             --
Equity securities at fair value                  17,782         19,580         19,782         28,311         38,001         38,394
Short-term investments                            5,674          7,429          9,755         15,015          7,898          5,622
                                            ---------------------------------------------------------------------------------------
Total investments                               188,334        208,535        203,740        226,143        229,460      $ 225,307

Reinsurance recoverable                          19,839         18,310         23,637         25,112         22,174         20,105
Other assets                                     15,954         16,335         19,100         13,329         10,359         38,028
                                            ---------------------------------------------------------------------------------------
Total assets                                  $ 224,127      $ 243,180      $ 246,477      $ 264,584      $ 261,993      $ 283,441
                                            ---------------------------------------------------------------------------------------
                                            ---------------------------------------------------------------------------------------

LIABILITIES
Unpaid losses and loss adjustment expenses    $ 118,171      $ 123,420      $ 110,967      $ 120,264      $ 110,037      $ 110,635
Other liabilities                                32,006         33,904         38,358         34,053         33,074         54,708
                                            --------------------------------------------------------------------------------------
                                                150,177        157,324        149,325        154,317        143,111        165,343

REDEEMABLE STOCK
Class A and Class B Common Stock at               7,230          7,605          7,712          6,975          7,604          7,523
  redemption value                               66,720         78,251         89,440        103,292        111,278        110,575
                                            --------------------------------------------------------------------------------------
OTHER SHAREHOLDERS EQUITY

Total liabilities, redeemable
  stock and shareholders' equity              $ 224,127      $ 243,180      $ 246,477      $ 264,584      $ 261,993      $ 283,441
                                            --------------------------------------------------------------------------------------
                                            --------------------------------------------------------------------------------------



                                                                         DECEMBER 31                                     MARCH 31
                                                  1992 (2)       1993 (2)      1994 (2)      1995 (1)        1996 (1)      1997
                                            ---------------------------------------------------------------------------------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Midwest Medical Insurance
  Holding Company:
    Class A Common Shares
     issued and outstanding                        110,333        115,230       116,251     116,855          118,209      119,438
    Redemption value per share                      $65.53         $66.00        $60.00      $66.00           $64.33       $64.33

    Class A Common Shares
      redeemed                                       2,953          6,426        12,424      12,640           10,272        2,563
    Amount paid to terminating
      policyholders upon
      redemption                                    $  233         $  415         $ 829       $ 840            $ 608        $ 165


---------------------------------------------

(1) Amounts derived from audited consolidated financial statements of MMIHC included elsewhere in this Prospectus.

(2)  Amounts derived from audited consolidated financial statements of MMIHC.

(3) Amounts derived from post-pooling financial statements of MMIHC which have been audited as to combination only.

(4) Includes pro forma shares computed to give retroactive effect to the merger of MMIHC/MMIC with MLM. See Note 2 to the consolidated financial statements included elsewhere in this Prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     MANNER OF PRESENTATION. The financial statements of MMIHC and MMIC are presented on a consolidated basis. In future references in this analysis, which should be read together with the 1996 Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, MMIHC and MMIC are referred to collectively as the "Midwest Companies."

CAPITAL RESOURCES AND LIQUIDITY

The majority of the Midwest Company's assets are invested in bonds, stocks and short-term instruments. These investments totaled $229,460,000 and $226,143,000 at December 31, 1996 and 1995, respectively, which represented 87.5% and 85.7% of total assets. The primary objective of the Company's investment policy is preservation of assets while securing the highest after-tax return consistent with asset conservation. The investment in U.S. Government bonds assists in assuring adequate liquidity for payment of losses. Stocks are carried at fair value on the balance sheet. The Company adopted SFAS No._115 effective January 1, 1994. Fixed maturity investments are classified as available for sale by management and therefore, in accordance with SFAS No. 115, are also carried at fair value effective January 1, 1994. Prior to January 1, 1994, bonds were carried at the lower of aggregate amortized cost or market. Equity securities are also classified as available for sale. This caused no change in the accounting for these investments. See Note 1 of the notes to the consolidated financial statements for additional detail concerning the impact of adopting SFAS No.115. Partially taxable state and other political subdivision bonds are utilized in the portfolio to reduce federal income taxes and to secure a higher after-tax return than fully taxable investments.

The Company's cash flow from operations has been essentially breakeven for the years 1996, 1995 and 1994. Premium rates have remained level for several years causing cash receipts from operations to be relatively level. In addition, in recent years MMIC has returned substantial amounts of premiums to policyholders in the form of retrospective premium credits. Loss and operating expense payments during all three years have generally been met from current year's premium receipts with any excess cash allocated to the investment portfolio. The Company regularly analyzes loss liabilities to project cash flow required in future years. Bond maturities by year approximate this loss payment pattern. Since the overall portfolio is highly liquid, exact matching is not a goal. Maturities are selected to maximize total return rather than to achieve exact matching of liabilities. While operating cash flow was basically breakeven in 1996, 1995 and 1994, given the Company's December 31, 1996 shareholders' equity of $111,278,000, investments of $229,460,000 and gross loss liabilities of $110,037,000, the Company anticipates no cash flow problems in the near future.

The Company's bylaws require that MMIHC Class A Common Stock issued to MMIC policyholders be redeemed when a physician ceases to be insured by MMIC for any reason. The redemption value per share is calculated by dividing the net book value of the Company, excluding the net book value of MMIC (other shareholders' equity) from the calculation, by the number of MMIHC Class A Common Shares outstanding. More detail about the redeemable stock and the actual redemptions during the years 1996, 1995 and 1994 are found in Note 3 to the consolidated financial statements. This limited redemption value preserves the capital of MMIC as shareholders' equity. The consolidated statements of changes in other shareholders' equity found in the accompanying financial statements provide the details of additions to and reductions in other shareholders' equity.

From time to time the Board of Directors of MMIC declares dividends payable to MMIHC to maintain the redemption value of the Company's Class A Common Stock. The $1,181,000 dividend declared in November 1994 and the $260,000 dividend in November 1995 were declared in accordance with that principle and paid in February of 1994 and 1995, respectively. In July 1996, a dividend of $327,000 was paid to MMIHC as required by a provision of the MMIC/MLM merger agreement. Per the merger agreement, the amount was sufficient to maintain the per share redemption value of MMIHC's Class A Common Stock at the same per share value immediately after the merger as immediately before the merger.

LOSS AND LOSS ADJUSTMENT EXPENSE

                      RECONCILIATION OF LIABILITY FOR LOSS
                           AND LOSS ADJUSTMENT EXPENSE
                             (THOUSANDS OF DOLLARS)



                                                      1994                 1995               1996
                                                    ------------------------------------------------
Liability for loss and loss adjustment
   expense at beginning of year                     $105,589            $ 88,227           $  96,424

Plus:
  Incurred loss and loss adjustment
    expense:
    Provision for current year                          36,275              39,847              41,101
    (Decrease) in provision for prior years          (24,941)             (2,287)             (8,844)
                                                    ------------------------------------------------
  Total incurred loss and loss adjustment
    expense                                           11,334              37,560              32,257

Less:
  Incurred loss and loss adjustment
    expense payments:
      Payment attributable to current year             3,445               2,484               4,885
      Payment attributable to prior years             25,251              26,879              33,454
                                                    ------------------------------------------------
  Total payments                                      28,696              29,363              38,339
                                                    ------------------------------------------------
Liability for loss and loss adjustment
    expense at end of year                            88,227              96,424              90,342

Reinsurance recoverables on unpaid losses at
    end of year                                       22,740              23,840              19,695
                                                    ------------------------------------------------
Liability for loss and loss adjustment
    expense, gross of reinsurance recoverables
    on unpaid losses at end of year                 $110,967            $120,264            $110,037
                                                    ------------------------------------------------
                                                    ------------------------------------------------

The second to the last line on the preceding reconciliation reports the amount of reinsurance recoverables for unpaid losses which are included in the 1996, 1995 and 1994 balance sheet liability "Unpaid losses and loss adjustment expenses". Except for adding the reinsurance recoverables, the reconciliation is presented net of reinsurance which coincides with the manner of presentation of the income statements.

The current year's provision for loss and loss adjustment expense, which is based upon policyholder exposure, expected frequency of losses, and severity of losses, was fairly stable for 1996 and 1995. The 1994 current year provision was approximately $4,000,000 less than the 1996 and 1995 amounts primarily because the Company increased its retention from $500,000 per claim to $750,000 per claim effective January 1, 1995. The loss and loss adjustment expenses reflected in the consolidated financial statements, and shown in the Reconciliation of Liability for Loss and Loss Adjustment Expense as total incurred loss and loss adjustment expense, include adjustments of prior years' estimates.

Incurred loss and loss adjustment expenses for 1996 and 1995 of $32,257,000 and $37,560,000, respectively, are significantly greater than the $11,334,000 in 1994. During 1994, the liability for loss and loss adjustment expenses was extensively reevaluated by management which resulted in a significant reduction, $24,941,000, in these liabilities for years prior to 1994. That reduction was supported by outside actuarial evaluation. There were smaller reversals of prior years' liabilities in 1996 and 1995. Following the 1994 extensive review and liability reduction, management does not expect prior year liability reductions of similar significance in future years.

The schedule which follows summarizes the development of the liability for loss and loss adjustment expense from 1986 through 1996. This schedule is also presented net of reinsurance which the Company believes best explains the development as it affects operating results. The Company has a conservative loss reserving policy which, when coupled with a moderation of malpractice insurance losses which began in approximately 1986 for the Company and across the industry, has resulted in redundancies in liabilities larger than expected. The table indicates that the redundancy in loss liabilities, which developed when more actual results were known, has been significantly reduced from the high at December 31, 1990. Loss and loss adjustment expense liabilities have not been discounted in the Company's financial statements.

          DEVELOPMENT OF LIABILITY FOR LOSS AND LOSS ADJUSTMENT EXPENSE
                             (THOUSANDS OF DOLLARS)



                          1986       1987     1988      1989      1990      1991     1992     1993      1994     1995      1996
                        ---------------------------------------------------------------------------------------------------------
 Liability for unpaid
   loss and loss
   adjustment expense    $45,105    $60,133  $74,577   $89,630   $97,375   $100,167  $98,617  $105,589  $88,227  $96,424   $90,342

 Liability reestimated
   as of:

   1 year later          41,123     53,358   65,928    73,244    83,359    83,991    94,633   80,960    85,595   87,589
   2 years later         36,346     46,297   51,379    62,056    64,876    74,883    69,490   75,364    76,365
   3 years later         30,325     35,881   43,516    52,010    56,351    53,538    65,568   64,586
   4 years later         24,378     33,448   35,753    44,582    42,075    52,833    56,426
   5 years later         24,767     30,345   31,052    37,872    41,771    45,892
   6 years later         23,722     26,818   29,052    37,617    39,519
   7 years later         22,379     26,613   29,002    35,882
   8 years later         22,176     26,620   28,724
   9 years later         22,179     26,611
 10 years later          22,176

 Cumulative redundancy   22,929     33,522   45,853    53,748    57,856    54,275    42,191   41,003    11,862   8,844

 Cumulative amount of
   liability paid through:
   1 year later           7,103     13,421   12,067    10,585    13,973    19,112    21,422   25,251    26,879   33,454
   2 years later         16,443     19,787   19,043    21,890    28,643    32,798    37,498   42,685    46,925
   3 years later         19,189     23,184   24,143    30,869    35,305    39,906    45,227   51,087
   4 years later         20,817     25,238   26,241    35,015    37,624    42,752    46,226
   5 years later         21,790     26,240   27,561    35,115    38,298    43,994
   6 years later         21,902     26,555   27,660    35,187    39,505
   7 years later         22,121     26,610   27,695    35,295
   8 years later         22,176     26,610   27,695
   9 years later         22,176     26,610
 10 years later          22,176

RESULTS OF OPERATIONS

NET PREMIUMS EARNED increased $2,248,000 in 1996 from 1995 while the number of insured policyholders and rate levels were relatively the same. The primary reasons for this increase are:

     1. In 1996, $2,194,000 was received from the commutation of a reinsurance treaty covering the years 1989 and 1990. This increases 1996 net premiums. There was no similar item in 1995.

     2. Several other reinsurance treaty adjustments involving prior years retrospective reinsurance treaties resulted in reducing 1996 reinsurance costs by $1,740,000, thereby increasing net premium earned. The years involved ranged from 1987-1995. Most of these treaties originated with IPMIT prior to its merger into MMIC on July 1, 1993.

     3. Offsetting these two major reasons for the increase in 1996 net premiums was one significant item which caused a decrease. The Company recorded an increase of $2,901,000 in an Iowa development experience liability account in 1996. A similar increase of $646,000 was recorded in 1995. The difference between the 1996 and 1995 amounts decreased net premium $2,255,000. Under terms of the MMIC/IPMIT July 1, 1993 merger agreement, if the financial results for the years prior to 1993 are more favorable than expected at December 31, 1992, that favorable development must be returned to the prior IPMIT policyholders who renew coverage with MMIC.

NET PREMIUMS EARNED increased $3,552,000 in 1995 from 1994 even though policyholder rate levels remained the same and the number of policyholders insured also remained stable. The primary reasons for this increase are:

     1. A $5,200,000 retrospective premium credit was declared in 1995 for Minnesota policyholders who were insured during 1992, 1993 and 1994 and renew with the Company on January 1, 1996. A similar premium credit of $6,000,000 was declared in 1994. The 1995 credit was lower by $800,000 and caused 1995 net premium to be higher by this amount. These premium credits were paid to policyholders in early March of 1995 and 1996, respectively.

     2. The Company recorded an increase of $646,000 in an Iowa development experience liability account in 1995. Under terms of the MMIC/IPMIT July 1, 1993 merger agreement, if the financial results for years prior to 1993 are more favorable than expected at December 31, 1992, that favorable development must be returned to the prior IPMIT policyholders who renew coverage with MMIC. The establishment of this liability reduces earned premiums. A similar increase of $7,227,000 was recorded in 1994. The difference between 1995 and 1994 increased net premium from 1994 to 1995 by $6,581,000.

     3. Offsetting the two major reasons for the increase in 1995 net premiums, which total $7,381,000, is one item which caused a decrease. In 1994, the Company reduced its estimated unearned premium liability for free death, disability and retirement reporting endorsements by $2,903,000 which increases net premium. A further small decrease in this liability, $310,000, was recorded in 1995. The difference, $2,593,000, causes 1995 net premium to be lower by that amount.

INVESTMENT INCOME has remained level during the last three years. Invested assets as shown in the Balance Sheet at fair value increased by $3,317,000 from December 31, 1995 to December 31, 1996. On a cost basis, the amount of investments increased by $885,000.

REALIZED CAPITAL GAINS of $1,771,000 in 1996 and $1,646,000 in 1995 were due to active management of both the bond and equity sections of the portfolio. During 1994, the same investment management philosophy, preservation of assets while securing the highest total return possible, resulted in a net capital loss of $455,000. The Company employs two outside professional advisors to manage the portfolio, one to manage fixed income securities and a separate manager for equities. The managers operate within the Company's adopted investment policy. The Investment Committee meets with the outside managers approximately four times per year.

OTHER UNDERWRITING EXPENSES decreased by $725,000 from 1995 to 1996. This decrease was primarily due to a reallocation of costs under the Company's amended management agreement for 1996 filed herein. In 1995 the majority of this expense was included in other underwriting expense. The increase from 1994 to 1995 was primarily due to a $520,000 reduction in reinsurance ceding commission received. The reduction occurred in connection with the Company increasing its retention from $500,000 per claim to $750,000 per claim and changing the method by which final reinsurance premium is determined for coverage up to $2,000,000 per claim.

INCOME TAXES. In 1996 the Company's book net income before taxes was $8,939,000. Deductions from book income, primarily tax exempt interest income from municipal bonds reduces income subject to tax. This current year's tax based on taxable earnings was increased by a reduction in deferred taxes of $298,000 to arrive at the income tax charged to operations as shown in the financial statements.

Deferred tax effects are provided whenever expense items are recorded in the accompanying financial statements in a time period different from those in the Company's tax returns.

NET INCOME for the Company during the last three years totaled $23,701,000 which was added to retained earnings. As indicated in the discussion of loss and loss adjustment expenses, a significant portion of net income for these years resulted from the reversal of loss liabilities established in prior years.

INTERIM PERIODS. The following is management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 1997 and should be read in conjunction with the selected financial information.

CAPITAL RESOURCES AND LIQUIDITY

The majority of the Company's assets, 79%, continue to be invested in bonds, stocks and short-term instruments. The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments in debt and equity securities are classified as available for sale and therefore carried at fair value with unrealized gains and losses, net of applicable taxes, reflected as a separate component of equity.

Ninety-five percent of the Company's insurance policies renew on January 1 of each year and expire on December 31. Premiums can be paid in full on January 1 or one-fourth at the beginning of each calendar quarter. At December 31 the uncollected premiums are relatively low. The uncollected premium of $25,947,000 at March 31, 1997 represents that amount of the calendar year 1997 premium for each policy renewed for one year on January 1, or newly written during January, February or March, which is not yet collected. Full 1997 premium for all policies written as of March 31, 1997 totaled $42,044,000.

The increase in unearned premium of $30,835,000 represents nine months of premium on all of the January 1 insurance policies written from January 1 through March 31, 1997. Since most policies expire at December 31 each year, there was no unearned premium at December 31 for most policies written during 1996. An estimated unearned premium reserve for free reporting endorsements provided to certain insureds at death, disability and retirement amounting to $6,174,000 is the majority of the unearned premium balance at December 31, 1996. The same $6,174,000 is included in the March 31, 1997 unearned premium total.

The retrospective premium liabilities of $3,834,000 at March 31, 1997 represents amounts due to Iowa policyholders under terms of Midwest Medical Insurance Company/Iowa Physicians Mutual Insurance Trust (MMIC/IPMIT) July 1, 1993 merger agreement. That agreement provides if financial results for years prior to 1993 are more favorable than expected, the favorable development must be returned to former IPMIT policyholders who were insured by IPMIT on December 31, 1992 and who renew their coveraged with MMIC. The $10,838,000 retrospective premium liability at December 31, 1996 included $6,235,000 for those former IPMIT policyholders and $4,603,000 liability to Minnesota policyholders under a retrospective premium rating plan. In March of 1997 both the $4,603,000 Minnesota retrospective premium liability and $2,500,000 of the Iowa merger agreement liability was paid to policyholders.

Cash flow from operations was negative during the first quarter of both 1997 and 1996, $2,935,000 and $2,238,000 respectively. The primary reason for the negative cash flows was the payment, in March of both years, of the retrospective premium credit to Minnesota policyholders and the premium credit to Iowa policyholders under terms of the

MMIC/IPMIT merger agreement. These payments totaled $7,103,000 in 1997 and $7,500,000 in 1996.

Net income for the first quarter of 1997 and 1996 was $739,000 and $1,870,000 respectively. These amounts were added to the Company's retained earnings.

Total equity consisting of redeemable stock and other shareholders' equity, decreased by $784,000 during the first quarter of 1997. Net income of $739,000 added to equity was more than offset by a decrease in the fair value of investments, net of deferred taxes, totalling $1,435,000, and Class A stock redemptions of $165,000.

RESULTS OF OPERATIONS

Net premiums earned were $425,000 lower during the first three months of 1997 than for the same period in 1996. Base premium rates remained the same in all states except North Dakota where 425 policyholders received an average increase of 10%. The decrease in net premium in the first quarter was primarily due to an aberration in the recording of reinsurance costs and it is expected that net premium will be approximately the same for the year 1997 as 1996. Total policyholders at March 31, 1997 was 5,854.

Losses and loss adjustment expense were $225,000 higher during the first quarter of 1997 than for the same period in 1996. There were no specific identifiable occurrences which would cause a difference. This amount of variance between quarters is not unusual.

Net income for the first quarter of 1997 was $1,131,000 less than the same period of 1996. The smaller net income is due primarily to a realized capital loss of $196,000 in 1997 versus realized capital gains of $1,000,000 during the first quarter of 1996. Two outside investment managers are employed by the Company with the goal of maximizing total return. There were more opportunities for gains from sales in 1996.

                                    BUSINESS

     BACKGROUND. MMIC originally was organized in 1980 under the auspices of the MMA to provide professional liability insurance to Minnesota physicians who are members of the MMA. At that time, claims and awards in medical malpractice cases had been increasing dramatically, and physicians were faced with substantial premium increases and a declining number of insurers offering medical malpractice coverage. The business was reorganized in 1988 into a stock insurance company (MMIC), wholly owned by a holding company (MMIHC) which could pursue other business opportunities. The reorganization also was effected to give physicians a limited equity interest in their malpractice insurer, which would give them input into the operations of the insurer and an opportunity to share in any profits, while preserving the capital and surplus of MMIC. As of July 1, 1993, the Iowa physician-owned malpractice insurer, IPMIT, was merged with and into MMIC, and as of June 5, 1996, the Nebraska physician-owned malpractice insurer, MLM, was merged with and into MMIC.

     MMIC now provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota. Professional liability, general liability and umbrella excess liability insurance is also available to hospitals, nursing homes and extended care facilities through MMIC. MMIC has had the sponsorship of the MMA since inception and also has the sponsorship of the Iowa and North Dakota medical associations.

     MANAGEMENT AGREEMENT. Pursuant to a written agreement renewable annually, MMIC pays MMIHC for comprehensive management, administration, and underwriting services, and for use of MMIHC's facilities, equipment and personnel. MMIHC receives a management fee generally equal to the allocated cost of providing such services, plus 10 percent. As a result of this agreement, MMIHC employs all of the employees, and owns all of the non-financial assets, used in the operation of the businesses of the Midwest Companies. The agreement is subject to annual review and approval by the Minnesota Department of Insurance. See
Note 1 to MMIHC's Consolidated Financial Statements.

     INSURANCE POLICIES. MMIC primarily writes policies of medical professional liability insurance to: (1) individual physicians, and (2) partnerships or professional corporations comprised of physicians ("clinics"). In addition, MMIC writes business liability insurance providing coverage for claims against a medical business entity resulting from acts by its employees, and office premises liability insurance providing coverage for claims arising out of the ownership, maintenance or use of office premises of the insured.

     In addition to meeting MMIC's underwriting standards, insureds must be licensed to practice in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota or South Dakota, and conduct a majority of their practice in such states. All insured clinics must have their principal place of business in one of MMIC's states and all full-time physicians practicing with insured clinics must be insured by MMIC.

     MMIC offers a "claims-made" medical malpractice liability insurance policy. Under a claims-made policy, coverage is provided for claims asserted and reported to MMIC while the policy is in effect relating to occurrences which took place during the period in which the insured had coverage with MMIC. The policy also covers prior acts (i.e., claims first made during the policy period with respect to occurrences which took place prior to the date the insured initially secured coverage from MMIC) for physicians previously insured under a claims-made policy with another professional liability insurer. Prior acts coverage is not available from MMIC for physicians who have not been continuously insured prior to obtaining coverage from MMIC.

     MMIC also offers reporting endorsements ("tails") which provide coverage of subsequent claims (i.e., claims first made subsequent to the date the insured terminates basic insurance coverage with MMIC, but with respect to occurrences which took place while the insurance coverage was in effect prior to such termination date) made against its former insureds who have voluntarily terminated insurance coverage with MMIC. In the event of death, permanent disability, or retirement at age 55 or older after five years of coverage with MMIC, the reporting endorsement is provided at no additional premium.

     MMIC offers basic limits of coverage from $100,000 for each claim, subject to $300,000 annual aggregate, up to $5,000,000 for each claim, subject to $5,000,000 annual aggregate. Excess coverage above the basic limits is available from MMIC's reinsurers on a facultative basis.

     REINSURANCE. MMIC purchases reinsurance in order to reduce its liability on individual risks and to protect against catastrophic losses. A reinsurance transaction takes place when an insurance company transfers, or "cedes", to another insurer a portion of its exposure on insurance it writes. The reinsurer assumes the exposure in return for a portion of the premium. The reinsurer's liability is limited to losses it assumes that are in excess of the portion retained by MMIC. However, in the event the reinsurer is unable or otherwise fails to pay, MMIC remains primarily liable for the loss.

     Historically, entering into reinsurance agreements permitted MMIC to issue policies having greater liability limits than otherwise would have been allowed under Minnesota insurance law, which prohibits an insurer from retaining a risk on any one claim that is greater than 10 percent of its surplus. As MMIC's surplus has grown, MMIC now utilizes reinsurance primarily to limit its risk on any single claim. Such limits of risk assumed by MMIC for physician coverage have increased from $150,000 in the first year of operations to $750,000 currently. The single claim limit of risk assumed is $500,000 for hospital coverage. The reinsurer will pay losses in excess of the amount of risk retained by MMIC, not to exceed the limits of liability of the policies issued by MMIC.

     MMIC currently operates under an excess-of-loss reinsurance treaty with General Reinsurance Corporation of Stanford, Connecticut and Hanover Reinsurance Company, Hanover, Germany. General Reinsurance Corporation assumes 85% of the reinsurance risk under this treaty, and Hanover Reinsurance Company assumes the remaining 15%. General Reinsurance Corporation is the largest reinsurer of medical professional liability in the United States and one of the largest in the world and has received the highest rating of A++ by A. M. Best & Company, Inc. Hanover is one of the largest reinsurers in the world and has been a leader in medical malpractice insurance. Its A.M. Best & Company, Inc. rating is A+. (See "Rating" for a further description of A. M. Best.) Coverage under the treaty was initially issued on October 1, 1986, and is continuous until cancelled by either party. Previous reinsurance treaties, which remain in effect for pre-1986 incidents, were with various domestic and foreign reinsurers, all of whom have maintained their obligations to MMIC and appear to be financially sound. MMIC currently cedes about $7,200,000 of premium per year under the reinsurance treaty with General Reinsurance Corporation and Hanover Reinsurance Company.

     MARKETING AND DISTRIBUTION.  Marketing of MMIC policies in Minnesota,
South Dakota, Nebraska, Illinois and Wisconsin primarily is handled directly by MMIC through salaried marketing representatives. MMIC has also made marketing arrangements with a select group of large national brokers to assist MMIC in the production of large accounts and in the production of new coverages as they are developed. MMIC has appointed independent agents in Iowa and North Dakota in order to enhance marketing efforts there. IMS Services Company, a wholly-owned subsidiary of the Iowa Medical Society, is the exclusive agent for marketing MMIC policies in Iowa. MMIC does not believe that the loss of any exclusive agent would have a material adverse effect on its business because other agents are available and MMIC has the in-house capacity to market directly in any of these areas. MMIC hospital insurance policies are marketed directly by MMIC and through independent agents and brokers. MMIC approves all policies (and their terms) sold by agents prior to their becoming effective, and no commissions are earned by agents until such approval has been granted.

     INVESTMENTS. MMIC's investment portfolio is under the direction of the Board of Directors acting through the Investment Committee. The Investment Committee establishes MMIC's investment policy which, in summary, is to assist in maintaining MMIC's financial stability through the preservation of assets and the maximizing of after-tax investment income. Adequate liquidity is maintained to ensure that MMIC has the ability to meet its insurance operational requirements, in particular the payment of claims. MMIC employs outside investment managers who manage the portfolio on a discretionary basis consistent with the policies set by MMIC. In addition, the Investment Committee utilizes the services of a separate outside consultant who calculates performance measures and provides an independent opinion on the overall results being obtained by the investment managers.

     MMIC's investment portfolio consists primarily of fixed income instruments, including United States government and governmental agency bonds and other public and municipal bonds. MMIC's investment policy permits the inclusion of equity securities of up to fifteen percent of the portfolio. In accordance with this policy, equity securities, based upon then current market values, comprised approximately 12.3 percent of the portfolio on December 31, 1995. Due to the increase in market values in 1996, with no new funds committed to equities, equities comprised 16.6% of the portfolio on December 31, 1996. Since the excess is due entirely to increase in value of the equity portfolio, the Investment Committee has temporarily waived compliance with this provision of the investment policy.

     The following table sets forth the composition of the combined investment portfolio of MMIHC and MMIC at the dates indicated:

                                                 BOOK VALUE AT DECEMBER 31,
                                          -------------------------------------
                                            1994          1995           1996
-------------------------------------------------------------------------------
                                                     (IN THOUSANDS)
Investments

Fixed maturities at fair value
  (cost: 1996 - $179,979,
  1995 - $174,544, 1994 - $178,007)       $174,203       $182,817      $183,561

Equity securities at fair value
  (cost: 1996 - $20,237,
  1995 - 17,670, 1994 - $15,205)            19,782         28,311        38,001
Short-term                                   9,755         15,015         7,898
                                          -------------------------------------
Total Investments                         $203,740       $226,143      $229,460
                                          -------------------------------------
                                          -------------------------------------

     The following schedule compares the average yield on investments during the last three years.

                                          YEAR ENDING DECEMBER 31,
                                     ---------------------------------
                                     1994           1995          1996
                                     ---------------------------------
Average yield                        5.9%           5.9%          5.4%


     The fair value of fixed maturities at December 31, 1996, by contractual maturity, is shown below as a percentage of the total fixed maturities portfolio:

                                                   PERCENTAGE OF FIXED
           MATURITY                        MATURITY PORTFOLIO AT FAIR VALUE
           --------                    ------------------------------------
          0 - 1 year                                      4%
          1 - 5 years                                     45
          5 - 10 years                                    36
          Over 10 years                                   15
                                                        ----
                                                        100%
                                                        ----
                                                        ----

     Rating. A. M. Best & Company, Inc. ("Best's"), publisher of BEST'S INSURANCE REPORTS, PROPERTY-CASUALTY, has assigned MMIC an A, or excellent, rating in 1996. Best's ratings range from A++ to F, and are based on an analysis of the financial condition and operation of an insurance company as compared with the industry in general. MMIHC believes that a favorable rating has a positive effect since customers and their advisors often review Best's ratings when selecting an insurer and are more apt to purchase insurance from a company with a positive rating because of the greater security and stability associated with a positive rating. A positive rating relates to the ability of an insurer to meet its insurance obligations and does not directly relate to the value of the insurer's securities. A.M. Best calculates several ratios and publishes them each year as part of its annual report.

     GOVERNMENT REGULATION. MMIC is subject to governmental regulation in the states in which it conducts its business - Minnesota, Iowa, Nebraska, Illinois, Wisconsin, North Dakota and South Dakota. Such regulation is conducted by state agencies having broad administrative power dealing with all aspects of MMIC's business, including policy terms, rates, dividends and retroactive premium adjustments to insureds, and dividends to the parent corporation, MMIHC.
Without prior approval from the Minnesota Commissioner of Commerce, annual dividends to MMIHC cannot exceed 10 percent of unassigned surplus of MMIC or the prior year's net income from operations of MMIC, whichever is greater. MMIC is also subject to statutes that require it to file periodic information with state regulatory authorities, and is subject to a financial and business conduct examination every three years. MMIHC is also subject to statutes governing insurance holding company systems in Minnesota, which relate primarily to the acquisition of control of insurance companies directly or through a holding company.

     COMPETITION.  MMIC's major competitor is the St. Paul Companies.  The
St. Paul Companies is a major national property-casualty insurance company, is the largest writer of medical professional liability insurance in the United States, and is many times larger than

MMIC. In addition to the St. Paul Companies, several other national companies have become active in the last several years, including Medical Protective Insurance Company, CNA Insurance Company, Zurich Insurance Company and Fireman's Fund Insurance Company. At this time these additional competitors have achieved limited market penetration, but represent an increasing competitive pressure for the future. In addition, several other physician-owned specialty carriers have entered the market, but have yet to be a significant factor in MMIC's area. Finally, over the past few years several large self-insured hospitals in Minneapolis and Des Moines have purchased MMIC insured clinics, and other physician practices have been purchased by large, self-insured clinics such as the Mayo Clinic, although this trend seemed to slow significantly in 1996.
These trends are causing a contraction in the market for MMIC's primary malpractice insurance. So far this has resulted in a minimal loss of insureds. MMIC is the only carrier in Minnesota, Iowa and North Dakota markets endorsed by local medical societies and owned by its physician-insureds, which management believes gives MMIC a competitive advantage in marketing to physicians.

     The market for medical professional liability insurance is changing, especially with the dramatic changes proposed and occurring in the broader health care industry. Various changes in the market for medical professional liability insurance are possible as a result of developments such as practice consolidation and integration, physician-hospital organizations, various forms of managed health care, various forms of alliances between providers, proposals for enterprise liability, and many others. Management of MMIC has begun the process of developing new programs and products, such as stop-loss insurance programs for self-insured entities, which it believes will allow it to remain competitive as such change occurs, although no assurance can be given to that effect.

     EMPLOYEES. As of December 31, 1996, MMIHC employed 64 persons, of whom five were executives, 44 were supervisory employees or specialists, and 15 were clerical employees. None of the employees is covered by a collective bargaining agreement and management believes that relations with employees are good.

     PROPERTIES. MMIHC owns the following fixed assets, all of which are used in the conduct of its business:

                                                  NET BOOK VALUE
                                                 DECEMBER 31, 1996
                                                 -------------------
Office furniture and equipment                       $308,758
Leasehold improvements at leased premises,
   6600 France Ave. S., Minneapolis, MN                35,127
Computer hardware                                     166,348
Computer system software                               61,476
                                                   ----------
     Total                                           $571,709
                                                   ----------
                                                   ----------

     MMIHC and MMIC own no real estate. MMIHC leases approximately 15,765 square feet of office space in Edina, Minnesota under a 10-year lease that expires in 2001, subject to the option of MMIHC to renew the lease for an additional five years after the original term. An additional 4,060 square feet of office space is leased in West Des Moines, Iowa under a 10-year lease that expires in 2000, with an option for MMIHC to extend the term for an additional five years after the original term. Finally, 2,398 square feet of office space is leased in Omaha, Nebraska under a three year lease that expires November 30, 1997. Aggregate annual rent expense was $392,282 for 1996 and $379,699 for 1995. Management believes such space will be sufficient for the conduct of its business for the foreseeable future.

     LITIGATION. MMIC believes that its loss and loss adjustment expense reserves are adequate to cover possible liability from claims and lawsuits against its insureds which arise in the normal course of its insurance business. Apart from such matters, MMIC is not a party to any pending or threatened legal proceeding which could have a material adverse effect on its operations.


                                   MANAGEMENT

DIRECTORS

     The names and ages of the directors of MMIHC and MMIC, the year each first became a director, and the number of Class A Common Shares owned by each as of December 31, 1996, are as follows:


                                                                                     DIRECTOR
                                                                                     CLASS A COMMON
NAME                                           AGE               SINCE               SHARES OWNED
----                                           ---               -----               --------------
Michael Abrams                                  35                1996                   0
John R. Balfanz, M.D.                           51                1995                  12
Gail P. Bender, M.D.                            49                1996                  20
James R. Bishop, M.D.                           54                1994                   0
David P. Bounk                                  50                1995                   0
E. Duane Engstrom, M.D.                         65                1986                  33
  Secretary
William Eversman, M.D.                          58                1993                  51
Roger L. Frerichs, M.D.                         57                1988                  80
Richard Geier Jr., M.D.                         56                1995                   0

Anthony C. Jaspers, M.D.                        49                1996                  47
Wayne F. Leebaw, M.D.                           53                1994                  22
Steven A. McCue, M.D.                           55                1995                 113
Harold W. Miller, M.D.                          49                1996                  25
Anton S. Nesse, M.D.                            58                1989                  51


                                        -22-

Mark D. Odlund, M.D.                            44                1996                  75

G. William Orr                                  61                1996                  43

Norman Rinderknecht, M.D.                       62                1993                  87
Paul S. Sanders, M.D.                           52                1984                   0
Richard D. Schmidt, M.D.                        53                1990                 139
Mark B. Siegel, M.D.                            49                1989                  64
Andrew J. K. Smith, M.D.                        54                1990                 181
  Chairman
G. David Spoelhof, M.D.                         43                1989                  43

Bruce R. Trimble, M.D.                          56                1993                  20
Vice Chairman

     As of December 31, 1996 the directors of MMIHC, as a group, owned 1,106 Class A Common Shares, or one percent of the total Class A Common Shares outstanding as of such date. No executive officer owned any Class A Common Shares as of such date.

     All of the directors have been principally engaged in the practice of medicine for more than five years, except for Dr. Sanders who has been the Executive Vice President of the MMA since 1990, Michael Abrams who has been the Executive Director of the Iowa Medical Society (the "IMS") since 1996 and David
P. Bounk who has been President and CEO of MMIHC since 1991. Prior to 1996, Mr. Abrams was Director, Governmental Relations of the Indiana Medical Association for nine years.

     The Bylaws of MMIHC provide that MMIHC's Board of Directors shall include the following: (1) up to 20 physicians divided into three classes and elected for staggered three-year terms; (2) for as long as the Class B Common Share is outstanding, the Chief Executive Officer of the MMA and the Executive Vice President of the IMS, both of whom shall be ex-officio directors; (3) the President of MMIHC as an ex-officio director; and (4) such additional ex-officio and advisory members as the Board of Directors may determine. At least two-thirds of the voting members of the Board of Directors must be members of a state medical association and insured by MMIC. The MMA, which has the exclusive right to elect directors, has agreed to elect the directors nominated by a committee of the Board of Directors. Directors serve until their successors are elected and qualified or until their prior resignation, removal, death or disqualification.

     The Bylaws of MMIHC provide for the election of directors who are members of the IMS in a number, when compared to the total number of directors, which is proportionate to the number of Iowa insureds compared to the total number of MMIC insureds, subject to a minimum of two Iowa directors, one of whom shall be the Executive Vice President of the IMS, for as long as the Class B Common Share is outstanding. The MMA has placed the Class B Voting Share in a voting trust which requires the trustee to vote the share for the election of the Iowa directors nominated by the IMS.

     The Board of Directors of MMIHC has the following standing committees: (1) Executive; (2) Audit and Budget; (3) Nomination; and (4) Compensation. The activities and current membership of each of these committees are described below:

     The Executive Committee, pursuant to Minnesota law and the Bylaws of MMIHC, has the full power and authority to act for the Board between its meetings. The members of the Executive Committee include the Chairman, Vice Chairman and Secretary of the Board of MMIHC, the President, and such other individuals as appointed by the Board of Directors. The persons currently on the Executive Committee are as follows: Andrew J.K. Smith, Chairman, David P. Bounk, E. Duane Engstrom, M.D., Roger L. Frerichs, M.D., Richard Geier, M.D., Paul S. Sanders, M.D., Richard D. Schmidt, M.D., Bruce Trimble, M.D. and Michael Abrams.

     The Audit and Budget Committee reviews and approves the annual audit of the books and records and annual budget of MMIHC. The members of the Audit and Budget Committee are R. Bruce Trimble., Andrew J.K. Smith, M.D., Richard Geier, M.D., John Balfanz, M.D. and Norman Rinderknecht, M.D.

     The Nominating Committee submits to the Board of Directors the names of all nominees for election to the Board. The Chairman of the Board is a member of the Nominating Committee together with the Vice-Chairman of the Board, the Chairman of the Board of the MMA or his or her designate, the Chief Executive Officer of the MMA, and such two members as appointed by the Board. The members of the Nominating Committee are Andrew J.K. Smith, M.D., Paul S. Sanders, M.D., Michael Abrams, R. Bruce Trimble, M.D., Anthony Jaspers, M.D., and Tim Crimmins, M.D.

     The Compensation Committee reviews and establishes the compensation and benefits of all executives of MMIHC. The Committee consists of the Chairman of the Board, the Vice Chairman of the Board, and two additional members appointed by the Board. The current members of the Compensation Committee are Andrew J.K. Smith, M.D., R. Bruce Trimble, M.D., Mark Siegel, M.D. and James Bishop, M.D. and Charles A. Geer.

     The Bylaws of MMIC provide that the directors of MMIHC shall also serve as the directors of MMIC, with the exception of any outside directors of MMIHC. Outside directors are persons who are not policyholders of MMIC or members of the MMA. There are currently no outside directors of MMIHC so the Boards of MMIHC and MMIC are identical at this time.

     The Board of Directors of MMIC has the following standing committees: (1) Claims (Minnesota and Iowa); (2) Investment; and (3) Underwriting/Risk Management. The activities and current membership of each of these committees are described below.

     The Minnesota and Iowa Claims Committees review trial alerts and individual claims when the settlement authority request is in excess of $350,000. The Claims Committees also review periodically all claims and lawsuits that have been closed and monitors overall claim statistics. The members of the Minnesota Claims Committee are Anton S. Nesse, M.D., Theodore S. Olson, M.D., William Eversmann, Jr., M.D., Mark D. Odland, M.D., Gail Bender, M.D., James R. Bishop, M.D., William L. Youmans, M.D., Susan J. Cushman, M.D. The members of the Iowa Claims Committee are James F. Black, M.D., Norman L. Bone, M.D., Clarence H. Denser, Jr., M.D., William W. Eversmann, Jr., M.D., Joe F. Fellow, M.D., Kevin
R. Kopesky, M.D., Lance E. Longnecker, M.D., James R. Skinner, M.D.


     The Investment Committee establishes investment policy which is approved by the Board and implemented by professional investment managers, who are employed by MMIC for that purpose. The Investment Committee meets frequently with MMIC's investment manager and reviews the past performance, the current portfolio and the future direction of MMIC's investments. See "Business-Investments." The members of the Investment Committee are Richard Geier, Jr., M.D., Chairman, Charles A. Geer, M.D., Michael Abrams, M.D., Andrew Smith, M.D., Paul Sanders, M.D., Gail Bender, M.D., Harold Miller, M.D., William Orr, M.D., and Norman Rinderknecht, M.D.

     The Underwriting/Risk Management Committee establishes criteria for acceptability of new applicants for insurance. The committee reviews closed claims to determine renewal acceptability for current policyholders and recommend changes in underwriting policy to the Board of Directors. The members of the Committee are Richard Schmidt, M.D., Chairman, Charles F. Eisenbeis, M.D., Stephen A. McCue, M.D., George J. Nemanich, M.D., Mark B. Siegel, M.D., Thomas F. Varecka, M.D., Norman Rinderknecht, M.D., Wayne F. Leebaw, M.D., John
R. Balfanz, M.D., E. Duane Engstrom, M.D., Anthony C. Jaspers, M.D., and Paul Sanders, M.D.

     The Chairman of the MMIHC Board of Directors (currently Dr. Smith) is paid an annual fee of $31,500. All members of the Board of Directors currently are paid $750 for each meeting of the Board of Directors they attend. In addition, members of the Executive Committee currently are paid $750 for each meeting of the Executive Committee they attend, and committee chairmen are paid $600 for each meeting of the standing committee they chair. Other members of standing committees currently are paid between $300 and $500, depending upon distance traveled, for each committee meeting they attend.

EXECUTIVE OFFICERS

    The names, ages and positions of the executive officers of MMIHC and MMIC are as follows:

NAME                    AGE       POSITION
----                    ---       --------

David P. Bounk          50        President and Chief Executive Officer

Merlin R. Bretzman      62        Vice President-Finance and Treasurer

Jack L. Kleven          50        Vice President-Claims

Elizabeth S. Lincoln    43        Vice President-Risk Management

Michael Rutz            43        Vice President - Underwriting

    Mr. Bounk has over 28 years experience in the insurance industry and joined MMIHC and MMIC as President and Chief Executive Officer in August, 1990. From July, 1982 through July, 1990, he was Executive Vice President and Chief Operating Officer of Missouri Medical Insurance Company, a corporation providing malpractice insurance to physicians in Missouri. Mr. Bounk has an MBA degree in finance.

    Mr. Bounk has an annual employment agreement which renews for successive calendar-year terms unless it is terminated by either party at least 60 days prior to any renewal date. The agreement provides that Mr. Bounk's base salary will be adjusted annually by the Executive Committee. If the agreement is terminated by MMIHC for cause or by Mr. Bounk voluntarily, he is entitled to receive his base salary for 30 days thereafter. If the agreement is terminated by MMIHC without cause, Mr. Bounk is entitled to receive his base salary for six months thereafter, plus one additional month for each year of service, subject to a maximum of 12 additional months, and then only until he commences new employment or self-employment. The agreement also prohibits Mr. Bounk from competing with MMIHC for one year following his termination of employment.

    Mr. Bretzman has over 39 years experience in the insurance industry, including 23 years with Blue Cross/Blue Shield of Minnesota prior to joining MMIHC's predecessor in 1983. He has been in his current position since March, 1986. He has a BA degree in accounting.

    Mr. Kleven has over 24 years experience in medical malpractice claims adjusting and management. He joined MMIHC's predecessor in 1983, and has held his current position since March, 1986. Prior to joining MMIHC's predecessor, he was a liability manager at The St. Paul Companies for six years. He has a BS degree in business.

    Ms. Lincoln has over 14 years experience in medical professional liability risk management. She joined MMIHC's predecessor in 1982, and has held her current position since January, 1990. She has a law degree.

    Mr. Rutz has over 18 years experience in the insurance industry, including 10 years in medical malpractice. From June, 1986 through April, 1994, he was Senior Regional Underwriting Manager with St. Paul Fire and Marine Insurance Company. From May, 1994 through April, 1995, he was Vice President with Alexander and Alexander, insurance brokers. He joined the company in May 1995 as Vice President - Underwriting. He has a BS degree in resource management.

    Effective January 1, 1997, MMIHC entered into termination agreements with the executive officers. These agreements provide a severance package to these executives in the event of termination of employment without cause, ranging from three months to 18 months depending upon length of employment and position.

    Officers serve until their successors are appointed by the Board of Directors, or until their prior resignation, removal or death.

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by MMIHC to its Chief Executive Officer and each of its four other most highly-compensated executive officers during the last three fiscal years:

                                           ANNUAL COMPENSATION
                                           -------------------
             PRINCIPAL                                         ALL OTHER
NAME         POSITION          YEAR      SALARY    BONUS COMPENSATION(1)
--------------------------------------------------------------------------------

David P.     President         1996    $170,080   $51,024       $17,687
Bounk        & Chief           1995     162,760    47,200        22,620
             Executive         1994     153,540    53,062        22,012
             Officer

Merlin R.   Vice President-    1996    $133,240   $39,972       $18,478
Bretzman    Finance and        1995     127,500    36,975        19,899
            Treasurer          1994     122,160    40,148        19,351

                                           ANNUAL COMPENSATION
                                           -------------------
             PRINCIPAL                                         ALL OTHER
NAME         POSITION          YEAR      SALARY    BONUS COMPENSATION(1)
--------------------------------------------------------------------------------
Jack L.      Vice President-   1996    $132,420   $39,796       $17,384
Kleven       Claims            1995     126,720    36,749        18,512
                               1994     121,716    40,015        18,112

Elizabeth S.  Vice President-  1996    $97,020   $29,106       $14,319
Lincoln       Risk Management  1995     88,690     5,720        13,677
                               1994     78,240    26,972        12,159

Michael G.    Vice President   1996    $108,680   $32,604       $14,980
Rutz          Underwriting     1995      65,000     7,250         8,658

(1) Includes employer contributions to qualified retirement plans and the term and cash surrender value of supplemental life insurance premiums.

    The compensation of the President is determined by the Executive Committee. Pursuant to the Bylaws, the President is a member of the Executive Committee, but he does not participate in actions on his compensation. The President determines the compensation of the other executive officers.

    MMIHC also maintains a Supplemental Executive Retirement Plan ("SERP") which provides an annual retirement benefit for an executive officer who retires at age 65 with 20 years of service of 65 percent (70 percent for the Chief Executive Officer) of the officer's final average salary. Benefits are reduced for years of service less than 20 and retirement prior to age 65. The annual benefit payable under the SERP is reduced by 50 percent of the officer's primary Social Security benefit and by the annual benefit (expressed in the form of an annuity) of the officer's accrued benefits under MMIHC's current money purchase pension plan and a predecessor plan. The estimated annual benefits payable upon retirement at normal retirement age for the executive officers in the Summary Compensation table are as follows: Mr. Bounk - $133,300; Mr. Bretzman - $69,500; Mr. Kleven - $66,200; Ms. Lincoln - $51,800 and Mr. Rutz - $71,600.
The estimated annual retirement benefits were calculated assuming salary increases of six percent per year, discounted four percent per year for future inflation to express the estimated benefits in today's dollars.

                             DESCRIPTION OF CAPITAL STOCK

    DESCRIPTION OF CLASS A COMMON SHARES. Class A Common Shares, $.01 par value, are uncertificated shares which may be owned by individual physicians or by individual physicians jointly with the legal entities in which they practice. In the latter case the Shares can be voted only by the physicians, subject to their right to grant proxies. Each individual holder of Class A Common Shares has only one vote, regardless of the number of shares that he or she owns. Holders of Class A Common Shares have the right to vote on all corporate matters except for the election of members of the Board of Directors of MMIHC. Such right has been granted to the MMA, the holder of the sole Class B Voting Share which is authorized and outstanding. However, the MMA has agreed to elect the directors nominated by a committee of the Board of Directors. See "Description of Class B Voting Share."

    As long as the Class B Voting Share remains outstanding, the holders of Class A Common Shares may, at any time, cause MMIHC to redeem the Class B Common Share at par value ($1,000), and thereby gain the right to elect directors.
Such an action requires the vote of a majority of the Class A shareholders and two-thirds of the Class A shareholders who vote on the question.

    The Class A Common Shares are restricted shares that cannot be sold to any person other than MMIHC and are subject to mandatory redemption at the time that the physician-insured terminates his or her insurance coverage for any reason. The redemption price will be based on the net book value of MMIHC, excluding the net book value attributable to MMIC (MMIHC's primary asset). By excluding the value attributable to MMIC from the calculation of the redemption price, MMIC's capital and surplus will be preserved and not reduced by the redemption. Other terms and conditions of the redemption will be established by the Board of Directors of MMIHC. The redemption amount thus reflects primarily MMIHC's net income from operations, which consists principally of management fees paid by MMIC, plus earnings on investments, plus any dividends paid by MMIC to MMIHC.

    Holders of Class A Common Shares will share in any remaining assets upon liquidation of MMIHC, proportionately on the basis of the number of shares held by each shareholder. In the event of any liquidation, all of the assets of MMIHC will be included, including MMIC if MMIC remains a subsidiary of MMIHC at the time of liquidation. In the event of any merger, sale of all or substantially all of the assets, or other extraordinary event, any consideration payable to holders of Class A Common Shares will reflect the full value of the Shares and will not be limited to the redemption amount.

    The Class A Common Shares do not entitle their holders to preemptive rights or cumulative voting, and no assignment or other transfer of the Class A Common Shares is permitted. Holders of Class A Common Shares are permitted to enter into voting agreements and appoint proxies to vote such shares, and are permitted to assign their rights, if any, to the proceeds from any redemption of Class A Common Shares.

    There is no market for the Class A Common Shares, nor is it anticipated that there ever will be a public or private market in which the Class A Common Shares are traded. Accordingly, all holders of Class A Common Shares must expect to retain their shares until they cease to be policyholders of MMIC. MMIHC has never paid a dividend nor does it intend to within the foreseeable future, although the Class A Common Shares will have the right to receive dividends when, as, and if the Board of Directors of MMIHC authorizes the payment of a dividend.

    All physicians who were MMIC insureds at the time of the reorganization in 1988, IPMIT insureds at the time of its merger with MMIC in 1993, or MLM insureds at the time of its merger with MMIC in 1996, received shares of MMIHC upon completion of those transactions in accordance with the Allocation Formula set forth in the Appendix, based upon their periods of coverage by MMIC and its predecessors and their underwriting classifications. These insureds also accrue and are issued additional Shares pursuant to the Allocation Formula (reduced by the inverse of the Increased Limits Factor for Nebraska insureds, see "The Offering") for each day they remain insured with MMIC after the completion of those transactions. Issuance of shares to new insureds of MMIC is subject to a five-year vesting requirement and all rights will be forfeited if insurance coverage is not continuous for five years. The Allocation Formula has been modified since 1988 and MMIHC reserves the right to modify it in the future.

    As of December 31, 1996, there were 118,209 Class A Common Shares outstanding held by 3,445 physicians; 2,116 additional physicians have accrued the right to receive 12,772 additional Class A Common Shares subject to completion of the five-year vesting period.

    DESCRIPTION OF CLASS B VOTING SHARE. The holder of the one Class B Voting Share authorized by MMIHC's Articles of Incorporation is the MMA. The Class B Voting Share has no rights or preferences other than the right to elect the members of the Board of Directors of MMIHC. This right gives the MMA the effective right to elect the Board of Directors of MMIC, since the Bylaws of both corporations provide that each member of the Board of Directors of MMIC will be a member of the Board of Directors of MMIHC, and the MMA and MMIHC have entered into an agreement to exercise their respective voting rights to elect the same persons to the Board of Directors of MMIHC and MMIC. A nominating committee of MMIHC nominates persons to be elected as members of the Board of Directors, and the MMA has agreed to elect these persons to the Board of Directors.

    The Class B Voting Share is currently held in a voting trust which requires the trustee to vote the share for the election of at least two Iowa directors nominated by the IMS. See, "MANAGEMENT - Directors."

    As long as the Class B Voting Share remains outstanding, the holders of Class A Common Shares may, at any time, cause MMIHC to redeem the Class B Common Share at par value ($1,000) by the vote of a majority of the outstanding Class A shareholders and two-thirds of the Class A shareholders who vote on the question.

                                    LEGAL MATTERS

    The validity of the shares of MMIHC Class A Common Stock to be issued in connection with this offering is being passed upon for MMIHC by its general counsel, Charles A. Geer, Esq., Minneapolis, Minnesota. Best & Flanagan PLLP, Minneapolis, Minnesota, has acted as special securities law counsel to MMIHC.

                                       EXPERTS

    The consolidated financial statements and schedules of Midwest Medical Insurance Holding Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            INDEX TO FINANCIAL STATEMENTS

                                                                       Page No.

                                 FINANCIAL STATEMENTS


Condensed Consolidated Financial Statements (Unaudited)

   Balance Sheet - March 31, 1997  . . . . . . . . . . . . . . . . . . . .F1
   Statements of Income - Three Months Ended March 31, 1997 and 1996 . . .F2 Statements of Cash Flows - Three Months Ended March 31, 1997
    and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F3
   Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . .F4

Consolidated Financial Statements

  Report of Independent Auditors   . . . . . . . . . . . . . . . . . . . .F6
  Consolidated Balance Sheets - December 31, 1996 and 1995 . . . . . . .  F7
  Consolidated Statements of Income - For the Years Ended
    December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . .  F8
  Consolidated Statements of Changes in Other Shareholders'
    Equity - For the Years Ended December 31, 1996, 1995 and 1994. . . .  F9
  Consolidated Statements of Cash Flows - For the Years Ended
    December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . .   F11
  Notes to Consolidated Financial Statements . . . . . . . . . . . .     F12


                            FINANCIAL STATEMENT SCHEDULES

Schedule II - Condensed Financial Information of Registrant
  (Parent Company) . . . . . . . . . . . . . . . . . . . . . . . . . .   F33
  Balance Sheets - December 31, 1996 and 1995. . . . . . . . . . . .     F33
  Statements of Income - For the Years Ended December 31, 1996, 1995
    and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . .     F34
  Statements of Cash Flows - For the Years Ended December 31, 1996,
    1995 and 1994. . . . . . . . . . . . . . . . . . . . . . . . . .     F35
  Note to Condensed Financial Statements . . . . . . . . . . . . . .     F36

  Schedule IV - Reinsurance - For the Years Ended December 31, 1996,
    1995 and 1994. . . . . . . . . . . . . . . . . . . . . . . . . .     F37

  Schedule VI - Supplemental Information Concerning Property/Casualty Insurance Operations - December 31, 1996 and 1995 and for Each
    of the Three Years in the Period Ended December 31, 1995 . . . .     F38

               MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARY

                         Condensed Consolidated Balance Sheet
                                (Dollars in thousands)

                                              March 31, 1997
                                              --------------
  ASSETS                                        (Unaudited)

  Fixed maturity investments at fair value       $181,291
    (Amortized cost:  $180,495)
  Equity securities at fair value (cost:           38,394
    $20,056)                                        5,622
  Short-term investments                          (1,814)
  Cash                                             25,947
  Uncollected premiums - Note C                     3,970
  Ceded unearned premium                            2,596
  Accrued investment income                        20,105
  Reinsurance recoverable                           1,903
  Deferred income tax                               5,427
                                                 --------
  Other assets                                   $283,441
                                                 --------
                                                 --------


  LIABILITIES, REDEEMABLE STOCK AND OTHER
    SHAREHOLDERS' EQUITY

  LIABILITIES
  Unpaid losses and loss adjustment
    expenses                                     $110,635
  Unearned premiums - Note C                       37,695
  Amounts due reinsurers                           10,083
  Retrospective premiums                            3,834
  Other liabilities                                 3,096
                                                 --------
                                                 $165,343
                                                 --------

  REDEEMABLE STOCK
  Class A Common Stock                              7,522
  Class B Common Stock                                  1
                                                 --------
                                                    7,523
                                                 --------
  Other Shareholders' Equity                      110,575
                                                 --------
                                                 $283,441
                                                 --------
                                                 --------


                                          F1

            MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARY

                   Condensed Consolidated Statements of Income
                (Dollars in thousands, except per share dollars)
                                   (Unaudited)


                                           Three Months Ended
                                               March 31
                                       -----------------------
Revenues:                                 1997            1996
                                          ----            ----

  Net premiums earned                   $ 8,364        $  8,789
  Net investment income                   2,992           3,131
  Realized capital gains (losses)         (196)           1,000
                                        -------        --------
                                        $11,160        $ 12,920

Losses and expenses:

  Losses and loss adjustment expense    $ 8,393        $  8,168
  Other underwriting expenses             1,576           1,805
                                        -------        --------
                                        $ 9,969        $  9,973
                                        -------        --------
  Income before income taxes            $ 1,191        $  2,947

  Income taxes - Note B                 $   452        $  1,077
                                        -------        --------
  Net income                            $   739        $  1,870
                                        -------        --------
                                        -------        --------

Income per common share and common
  share equivalent                      $  5.64        $  14.69
                                        -------        --------
                                        -------        --------

Number of shares used in per share
  calculation                           130,965         127,265
                                        -------        --------
                                        -------        --------

See notes to condensed consolidated financial statements


                                          F2

            MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARY

                 Condensed Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                                   (Unaudited)


                                                   Three Months Ended
                                                         March 31
                                                 -----------------------
                                                       1997      1996
 NET CASH USED IN OPERATING ACTIVITIES
                                                     $(2,935)   $(2,238)
                                                     --------   --------
 INVESTING ACTIVITIES
   Purchases of fixed maturity investments and
    equity securities
   Sales of fixed maturity investments               (28,053)  (30,015)
    and equity securities
   Maturities of fixed maturity investments           27,510     15,696
   Purchases of short-term investments, net              300      9,950
                                                       2,276      6,217
                                                     --------   --------
                                                       2,033      1,848
                                                     --------   --------



 FINANCING ACTIVITIES
   Redemption of Class A Common Stock
     INCREASE (DECREASE) IN CASH                        (17)      (129)
                                                     --------   --------
                                                       (919)      (519)

 Cash at beginning of year
   CASH AT MARCH 31                                     (895)      (710)
                                                     --------   --------
                                                     $(1,814)   $(1,229)
                                                     --------   --------
                                                     --------   --------

See notes to condensed consolidated financial statements.


                                          F3

           MIDWEST MEDICAL INSURANCE HOLDING COMPANY AND SUBSIDIARY


Notes to Condensed Consolidated Financial Statements (Unaudited)

March 31, 1997

NOTE A - BASIS OF PRESENTATION

On June 5, 1996 the Company completed a merger with Medical Liability Mutual Insurance Company of Nebraska (MLM). MLM was merged with and into Midwest Medical Insurance Company (MMIC) which is owned 100% by the Company. The merger was accounted for on a pooling of interests basis. All prior period financial statements have been restated to reflect the pooling. MLM represented less than five percent of the assets, revenue and equity of the Company.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Registrant Company and Subsidiaries' annual report on Form 10-K for the year ended December 31, 1996.

NOTE B - INCOME TAXES

The Company calculates its income tax provision for interim periods by estimating its annual effective tax rate and applying this rate to the income of the interim period. The effective tax rate for the three months ended March 31, 1997 and 1996 is approximately 38% and 37% respectively, and are due primarily to the effects of the tax-exempt income and state income taxes, net of federal tax benefit.

NOTE C - UNEARNED PREMIUM AND UNCOLLECTED PREMIUM

The majority of the Company's insurance policies expire at December 31 and renew on January 1 of each year. The majority of the unearned premium amount at March 31,


                                          F4

1997 represents nine months of unearned premium for every active policy renewed or newly written from January 1, 1997 through March 31, 1997. Since most active policies expired on December 31, 1996, there was no unearned premium at that date for those expired policies.

Of the total unearned premium balance of $6,860,000 at December 31, 1996, the majority $6,174,000, is a reserve for the issuance of free reporting endorsements for policyholders at death, disability or retirement. That same amount is also included in the unearned premium balance at March 31, 1997.

The increase in uncollected premium from December 31, 1996 to March 31, 1997, $25,363,000, is due to the renewal of most active policies on January 1. The full year's premium is recorded as written and collectible at January 1. Premiums may be paid annually or quarterly. The majority of each years' premium is collected during the year with very little uncollected at each December 31.


                                          F5

                            Report of Independent Auditors

Board of Directors
Midwest Medical Insurance Holding Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of Midwest Medical Insurance Holding Company and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in other shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the index at Item 16(b). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Midwest Medical Insurance Holding Company and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

In 1994, as discussed in Note 1 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities.


                                                     /s/ Ernst & Young LLP

Minneapolis, Minnesota
January 31, 1997


                                          F6

              Midwest Medical Insurance Holding Company and Subsidiaries
                             Consolidated Balance Sheets
                       (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)


                                                                         DECEMBER 31
                                                                   1996           1995
                                                                  -------------------------
ASSETS
Investments (NOTE 4):
Fixed maturities at fair value (cost: 1996--$179,979;
  1995--$174,544)                                                 $183,561       $182,817
Equity securities at fair value (cost: 1996--$20,237;
  1995--$17,670)                                                    38,001         28,311
Short-term                                                           7,898         15,015
                                                                  -------------------------
                                                                   229,460        226,143
Cash                                                                     -            704
Accrued investment income                                            2,778          2,875
Reinsurance recoverable (NOTE 8)                                    22,174         25,112
Other assets                                                         6,451          7,446
Deferred income taxes (NOTE 7)                                       1,130          2,304
                                                                  -------------------------
Total assets                                                      $261,993       $264,584
                                                                  -------------------------
                                                                  -------------------------

LIABILITIES, REDEEMABLE STOCK AND OTHER
  SHAREHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses                        $110,037       $120,264
Unearned premiums                                                    6,860          7,033
Retrospective premiums (NOTE 5)                                     10,838         10,864
Amounts due reinsurers                                               7,274          7,818
Other liabilities                                                    8,102          8,338
                                                                  -------------------------
Total liabilities                                                  143,111        154,317
Redeemable stock (NOTES 3 AND 12):
Class A Common Stock--authorized 300,000 shares,
  issued and outstanding 118,209 shares in 1996 and 116,251
  shares in 1995                                                     7,603          6,974
Class B Common Stock--authorized, issued and outstanding 1 share         1              1
                                                                  -------------------------
                                                                     7,604          6,975
Other shareholders' equity (NOTES 3 AND 11)                        111,278        103,292
                                                                  -------------------------
Total liabilities, redeemable stock and other
  shareholders' equity                                            $261,993       $264,584
                                                                  -------------------------
                                                                  -------------------------



SEE ACCOMPANYING NOTES.


                                          F7

              Midwest Medical Insurance Holding Company and Subsidiaries

                          Consolidated Statements of Income

                (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                 YEAR ENDED DECEMBER 31
                                           1996         1995           1994
                                        --------------------------------------
Revenues:
Net premiums earned (NOTE 8)            $  32,046      $29,798        $26,246
Net investment income (NOTE 4)             12,212       12,211         11,995
Realized capital gains (losses)             1,771        1,646           (455)
Other                                         857          334            (31)
                                         --------------------------------------
                                           46,886       43,989         37,755

Losses and expenses:
Losses and loss adjustment expenses
  (NOTES 6 AND 8)                          32,257       37,560         11,334
Other underwriting expenses                 5,690        6,415          5,509
                                         --------------------------------------
                                           37,947       43,975         16,843
                                         --------------------------------------
Income before income taxes                  8,939           14         20,912

Income taxes (benefit) (NOTE 7)             1,458       (1,711)         6,417
                                         --------------------------------------
Net income                               $  7,481     $  1,725        $14,495
                                         --------------------------------------
                                         --------------------------------------

Income per common share and common
  share equivalent                         $58.33       $13.74        $114.84
                                         --------------------------------------
                                         --------------------------------------

Number of shares used in per share
  calculation                             128,259      125,536        126,222
                                         --------------------------------------
                                         --------------------------------------


SEE ACCOMPANYING NOTES.


                                          F8

              Midwest Medical Insurance Holding Company and Subsidiaries Consolidated Statements of Changes in Other Shareholders' Equity

                                    (IN THOUSANDS)



                                                                                      UNREALIZED
                                                                                     APPRECIATION
                                                         PAID-IN       RETAINED     ON INVESTMENTS,
                                                         CAPITAL       EARNINGS        NET OF           TOTAL
                                                                                    INCOME TAXES
                                                          ----------------------------------------------------
Balance at December 31, 1993, as originally reported     $12,770        $58,523       $  2,690        $73,983
Adjustments for pooling of interests:
 Equity of Medical Liability Mutual Insurance Company        346          4,054            283          4,683
 Pro forma distribution to holding company from
   subsidiary for assumed issuance of Class A
   Common Stock                                             (415)             -              -           (415)
                                                          ----------------------------------------------------
Balance at December 31, 1993, restated                    12,701         62,577          2,973         78,251
 Increase in unrealized appreciation, net of income
   tax, resulting from initial adoption of
   SFAS No. 115 (NOTE 1)                                       -              -          7,762          7,762
 Net income                                                    -         14,495              -         14,495
 Net loss of Midwest Medical Insurance Holding
   Company includable in Class A Common Stock
   redemption value                                            -            487              -            487
 Dividend declared by subsidiary payable to Midwest
   Medical Insurance Holding Company                           -         (1,181)             -         (1,181)
 Decrease in unrealized appreciation, net of
   income tax                                                  -              -        (10,379)       (10,379)
 Adjustment to pro forma distribution to holding
   company from subsidiary to reflect change in
   number of Class A common shares issued and
   net redemption value per share                             33              -              -             33
                                                          ----------------------------------------------------
Balance at December 31, 1994 (carried forward)            12,734         76,378            356         89,468





                                          F9

              Midwest Medical Insurance Holding Company and Subsidiaries Consolidated Statements of Changes in Other Shareholders' Equity (continued)

                                    (IN THOUSANDS)




                                                                                      UNREALIZED
                                                                                     APPRECIATION
                                                         PAID-IN       RETAINED     ON INVESTMENTS,
                                                         CAPITAL       EARNINGS        NET OF           TOTAL
                                                                                    INCOME TAXES
                                                          ----------------------------------------------------
Balance at December 31, 1994 (brought forward)           $12,734        $76,378         $  356      $  89,468
 Net income                                                    -          1,725              -          1,725
 Net loss of Midwest Medical Insurance Holding
   Company includable in Class A Common Stock
   redemption value                                            -            387              -            387
 Dividend declared by subsidiary payable to Midwest
   Medical Insurance Holding Company                           -           (260)             -           (260)
 Increase in unrealized appreciation, net of
   income tax                                                  -              -         11,936         11,936
 Adjustment to pro forma combination of Midwest
   Medical Insurance Holding Company and Medical
   Liability Mutual Insurance Company                          -            (26)             7            (19)
 Adjustment to pro forma distribution to holding
   company from subsidiary to reflect change in
   number of Class A common shares issued and net
   redemption value per share                                 55              -              -             55
                                                          ----------------------------------------------------
Balance at December 31, 1995                              12,789         78,204         12,299        103,292

 Net income                                                    -          7,481              -          7,481
 Net income of Midwest Medical Insurance Holding
   Company includable in Class A Common Stock
   redemption value                                            -         (1,070)             -         (1,070)
 Increase in unrealized appreciation, net of
   income tax                                                  -              -          1,575          1,575
                                                          ----------------------------------------------------
Balance at December 31, 1996                             $12,789        $84,615        $13,874       $111,278
                                                          ----------------------------------------------------
                                                          ----------------------------------------------------


SEE ACCOMPANYING NOTES.


                                         F10

              Midwest Medical Insurance Holding Company and Subsidiaries
                        Consolidated Statements of Cash Flows

                                    (IN THOUSANDS)


                                                                     YEAR ENDED DECEMBER 31
                                                                1996           1995           1994
                                                              --------------------------------------
OPERATING ACTIVITIES

Net income                                                   $  7,481       $  1,725        $14,495
Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:

    Decrease (increase) in accrued investment income               97            (50)           (76)
    Decrease (increase) in reinsurance recoverable              2,938         (1,475)        (5,324)
    Decrease (increase) in other assets                         1,015         (1,898)        (1,690)
    Deferred tax provision                                        298            482            426
     (Decrease) increase in unpaid losses and loss
      adjustment expenses                                     (10,227)         9,297        (12,454)
    Decrease in unearned premiums                                (173)          (281)        (3,917)
     (Decrease) increase in retrospective premiums                (26)        (3,171)        11,255
    Decrease in amounts due reinsurers                           (544)        (1,287)        (1,316)
     (Decrease) increase in other liabilities                    (236)           469         (1,359)
    Accretion of bond discount, net of premium amortization    (1,080)        (1,087)        (1,160)
    Realized capital (gains) losses                            (1,771)        (1,646)           455
    Compensation expense for vested Class A common shares         156            193            310
                                                              --------------------------------------
                                                               (2,072)         1,271           (355)
INVESTING ACTIVITIES
Purchases of fixed maturity investments and equity
  securities                                                  (75,684)       (56,345)       (51,445)
Sales of fixed maturity investments and equity
  securities                                                   54,293         52,545         44,616
Calls and maturities of fixed maturity investments             16,250          7,535         10,859
Net sales (purchases) of short-term investments                 7,117         (5,261)        (2,326)
                                                              --------------------------------------
                                                                1,976         (1,526)         1,704
FINANCING ACTIVITIES
Redemption of Class A Common Stock                               (608)          (829)          (840)
                                                              --------------------------------------
(Decrease) increase in cash                                      (704)        (1,084)           509
Cash at beginning of year                                         704          1,788          1,279
                                                              --------------------------------------
Cash at end of year                                              $  -         $  704       $  1,788
                                                              --------------------------------------
                                                              --------------------------------------



SEE ACCOMPANYING NOTES.


                                         F11

              Midwest Medical Insurance Holding Company and Subsidiaries

                      Notes to Consolidated Financial Statements

                                  December 31, 1996


1. Accounting Policies

ORGANIZATION AND OPERATIONS

The Minnesota Medical Insurance Exchange (Exchange) began operations in October 1980 as a reciprocal or inter-insurance exchange organized under Chapter 71A of the Minnesota Statutes. Minnesota Medical Management, Inc. (MMMI) was the Exchange's attorney-in-fact and was responsible for management of the Exchange.

On November 30, 1988, the Exchange was reorganized into a stock insurance company, Midwest Medical Insurance Company (MMIC), under the statutes of the State of Minnesota. Concurrently, MMMI merged with the Midwest Medical Insurance Holding Company (MMIHC) which then acquired all outstanding shares of the reorganized stock company.

Effective July 1, 1993, MMIC merged with Iowa Physicians Mutual Insurance Trust (IPMIT), a physician-owned professional liability insurance company providing insurance coverage to Iowa physicians. As provided for in the agreement and plan of merger, IPMIT was merged into MMIC. The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements include the combined financial position and results of operations of MMIHC and IPMIT for all periods presented.

During 1995, MMIHC formed MMIHC Services, Inc. to provide agency services for the distribution of complementary insurance products and services to physicians, clinics and hospitals.

Effective June 5, 1996, MMIC merged with Medical Liability Mutual Insurance Company of Nebraska (MLM), a physician-owned professional liability insurance company providing insurance coverage to Nebraska physicians. As provided for in the agreement and plan of merger, MLM was merged into MMIC. The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements include the combined financial position and results of operations of MMIHC and MLM for all periods presented (see Note 2).


                                         F12

              Midwest Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

The holding company provides management and administrative services to the insurance company for a fee generally equal to the cost of services provided plus ten percent. The insurance company provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, North Dakota and South Dakota.

Insurance policies issued by MMIC are on a "claims made" basis and provide coverage for the policyholder for claims first made against the policyholder and reported to MMIC during the policy period for claims which occurred on or after the retroactive date stated in the policy.

MMIC provides, upon payment of an additional premium, a reporting endorsement which extends the period in which claims otherwise covered by the "claims made" policy may be reported to MMIC. In the event of death or permanent disability of a policyholder, the reporting endorsement is issued without additional premium. Upon retirement, as defined in the policy, a policyholder with at least five years of consecutive coverage with MMIC is eligible for a credit toward the additional premium for the reporting endorsement.

Prior acts coverage may be purchased by policyholders who were previously insured under a "claims made" policy with another professional liability insurer for an additional premium at the option of the insured in lieu of purchasing reporting endorsement coverage from the previous insurer.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of MMIHC and its wholly-owned subsidiaries, MMIC and MMIHC Services, Inc. All transactions between MMIHC and its subsidiaries have been eliminated in consolidation with the exception of the distribution of capital to MMIHC by MMIC in the form of dividends. From time to time the Board of Directors of MMIC may declare dividends payable to MMIHC in lieu of adjusting the management fee rate.

Hereafter, MMIHC, MMIC and MMIHC Services, Inc. shall be collectively referred to as the Company unless the reference pertains to a specific entity.


                                         F13

              Midwest Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION

The consolidated financial statements have been presented in conformity with generally accepted accounting principles, which differ in certain respects from statutory accounting practices followed by MMIC in reporting to the Department of Commerce of the State of Minnesota (see Note 11).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

INVESTMENTS

The Company manages its investment portfolio to achieve its long-term investment objective of providing for the financial stability of the Company through preservation of assets and maximization of total portfolio return. Although management believes the Company has the ability to hold its fixed maturity investment portfolio to maturity, these investments are classified as "available for sale" as management may take advantage of opportunities to increase total return through sales of selected securities in response to changing market conditions.

On January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Consistent with management's classification of its investments in debt and equity securities as available for sale, such investments are carried at fair value with unrealized holding gains and losses reflected as a separate component of equity, net of applicable deferred taxes. As a result of the initial adoption of SFAS No. 115, the balance of redeemable stock and other shareholders' equity increased by $8,000 and $7,762,000, respectively, on January 1, 1994.


                                         F14

              Midwest Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

Prior to January 1, 1994, fixed maturity investments were carried at the lower of aggregate amortized cost or market. Unrealized losses on the fixed maturity portfolio are recorded as a component of equity, net of applicable deferred taxes. Equity securities are recorded at market. Unrealized gains and losses are reported as a component of equity, net of applicable deferred taxes.

Fair values are based on quoted market prices, where available. For fixed maturity investments not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are principally money market funds backed by U.S. government securities and are recorded at cost which approximates fair value.

Realized gains and losses on sales of investments are reported on a pre-tax basis as a component of income and are determined on the specific identification basis.

LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses and loss adjustment expenses represents an estimate of the ultimate cost of all such amounts which are unpaid at the balance sheet dates. The liability is based on both case-by-case estimates and statistical analysis and projections using the historical loss experience of MMIC, and gives effect to estimates of trends in claim severity and frequency. These estimates are continually reviewed and, as adjustments become necessary, such adjustments are included in current operations. MMIC believes that the estimate of the liability for losses and loss adjustment expenses is reasonable.

PREMIUMS

Premiums received are recorded as earned ratably over the lives of the policies to which they apply. A portion of premiums received is deferred to recognize the Company's obligation to provide reporting endorsement coverage without additional premium upon the death, disability or retirement of policyholders. This amount is recorded as an unearned premium reserve and represents the actuarially determined present value of future benefits to be provided less the present value of future revenues to be received.


                                         F15

              Midwest Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

The Company has a retro premium program whereby physicians may receive credits against future premiums based upon loss experience of the Company. Amounts to be returned under the program are accrued when approved by the Board of Directors and reflected as a reduction in net premium earned.

REINSURANCE

The Company cedes reinsurance in order to reduce its liability on individual risks and to enable it to write business at limits it otherwise would be unable to accept. All reinsurance contracts are excess-of-loss contracts which indemnify the Company for losses in excess of a stated retention limit up to the policy limits.

Reinsurance receivables and recoverables and prepaid reinsurance premiums are reported as assets and reserve liabilities are reported gross of reinsurance credits.

UNDERWRITING EXPENSES

Underwriting costs are expensed when incurred. Due to the nature of its operations, MMIC does not pay significant amounts in commissions.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets or liabilities are recognized for the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

EARNINGS PER SHARE

Earnings per share is computed using weighted average issued and outstanding Class A common shares as well as Class A common share equivalents. All earned but unissued shares of Class A Common Stock (see Note 3) are considered common share equivalents for purposes of the earnings per share computation.


                                         F16

              Midwest Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in the prior years' financial statements have been reclassified to conform with the 1996 presentation.

2. BUSINESS COMBINATION

Effective June 5, 1996, MLM policyholders received, in exchange for their ownership interests, 5,447 shares of MMIHC Class A Common Shares which was computed by dividing the December 31, 1995 GAAP basis capital and surplus of MLM by the net book value per share of MMIHC. These shares were distributed to the MLM policyholders ratably in proportion to their ownership of shares of MLM Common Stock. To maintain the net redemption value of the Class A Common Shares (see Note 3), a dividend in the amount of $327,000 was paid by MMIC to MMIHC at the time of the merger. Net premiums earned, losses and loss adjustment expenses and net income for the individual entities for the period ended December 31, 1995 were as follows (in thousands):

                                          MMIHC    MLM   ADJUSTMENTS  COMBINED
                                         -------------------------------------
    Net premium earned                   $27,981  $1,817    $  -      $29,798
    Losses and loss adjustment expenses   35,472   2,088       -       37,560
    Net income                             1,425    (172)    472        1,725

In order to restate the components of shareholders' equity and determine the restated income per common share and common share equivalent, management computed the number of shares that would have been issued to MLM policyholders as of December 31, 1995, 1994 and 1993 as if the effective date of the merger had been as of those dates, respectively. Following is that computation (dollars in thousands, except for share and per share amounts).


                                         F17

              Midwest Medical Insurance Holding Company and Subsidiaries

2.  BUSINESS COMBINATION (CONTINUED)


                                                                          DECEMBER 31
                                                           DECEMBER 31        1994           1993
                                                                          -------------------------
Redeemable stock and other shareholders' equity of
  MMIHC and subsidiaries                                    $ 104,667      $  92,365      $  81,173
Divided by MMIHC Class A Common Shares outstanding            110,804        111,067        108,945
                                                             ---------------------------------------
Net book value per share                                    $  944.61      $  831.62      $  745.08
                                                             ---------------------------------------
                                                             ---------------------------------------

Capital and surplus of MLM                                  $   5,145      $   4,814      $   4,683
Divided by MMIHC net book value per share                   $  944.61      $  831.62      $  745.08
                                                             ---------------------------------------

Shares to be issued to MLM policyholders                        5,447          5,788          6,285
Multiplied by net redemption value of MMIHC
  Class A Shares                                            $   60.00      $   66.00      $   66.00
                                                             ---------------------------------------
Dividend from MMIC to MMIHC to maintain pre-merger
  net redemption value                                      $     327      $     382      $     415
                                                             ---------------------------------------
                                                             ---------------------------------------


A provision of the agreement and plan of merger requires that any favorable development of certain pre-merger liabilities of MLM be paid to the former MLM policyholders who remain active MMIC insureds as of the date of payment through a retrospective premium credit. The agreement further stipulates that any amounts due under this provision must be settled no later than June 5, 2001. As of December 31, 1996, there has been no favorable development and therefore there is no accrual related to this provision.

3. REDEEMABLE STOCK

Effective November 30, 1988, MMIC policyholders earn Class A Common Shares for each month of service pursuant to a stock allocation formula based on underwriting risk classification. Shares earned by new policyholders are not issued until the end of five years of continuous coverage under an MMIC policy (the vesting date). The Company does not record any amounts related to unissued Class A Common Shares. At the vesting date, the issued shares are recorded at the then current redemption value (see Note 12).


                                         F18

           Midwest Medical Insurance Holding Company and Subsidiaries

3.  REDEEMABLE STOCK (CONTINUED)

The Company accounts for these shares by increasing Common Stock by the par value ($.01 per share) of the newly issued shares, increasing paid-in capital by the excess of the redemption value over par and charging stock compensation expense for the full redemption value. Once vested, policyholders will continue to earn shares for each month they remain insured with MMIC according to the stock allocation formula. The Company accounts for additional shares issued to vested policyholders by increasing Common Stock for the par value of the shares and decreasing retained earnings by the same amount.

MMIC policyholders whose initial effective date was on or before the November 30, 1988 reorganization, IPMIT policyholders whose initial effective date was on or before December 31, 1992 and MLM policyholders whose initial effective date was on or before December 31, 1995 became fully vested upon initial receipt of their shares without regard to their length of coverage. These policyholders will continue to earn and receive additional Class A shares for each month they remain insured with MMIC. The Company accounts for these shares similar to additional shares issued to other fully vested shareholders.

In accordance with the Articles of Incorporation and By-laws of MMIHC, only active policyholders of MMIC may own shares of Class A Common Stock of MMIHC. At each meeting of the shareholders, every Class A shareholder having the right to vote shall be entitled to one vote, either in person or by proxy, regardless of the number of Class A shares held by the individual.

Class A shareholders are required to redeem their shares with MMIHC upon termination as policyholders of MMIC. The net redemption value (NRV) of the shares is equal to the net book value of MMIHC, excluding the amount of net book value that is attributable to MMIC, divided by the number of outstanding Class A Common Shares of MMIHC at the semi-annual valuation dates of June 30 and December 31 of each year. The amount paid upon redemption is the redemption value determined at the most recent semi-annual valuation.


                                       F19

           Midwest Medical Insurance Holding Company and Subsidiaries

3.  REDEEMABLE STOCK (CONTINUED)

MMIHC has issued one share of Class B voting stock which carries with it the right to elect the Board of Directors of MMIHC. The voting rights are currently exercised by the Minnesota Medical Association and the Iowa Medical Society. A majority of the Class A shareholders may at any time, by a two-thirds vote, elect to redeem the Class B share at cost.

The schedule which follows has been restated for the merger of MMIC with MLM. The schedule was further restated in that redemption of shares due to policyholder termination has been changed for all periods to reclassify a pro rata portion of each redemption to paid-in capital with the remainder to retained earnings. As originally presented in prior years, each redemption was charged entirely to retained earnings.

                                       F20

           Midwest Medical Insurance Holding Company and Subsidiaries

3. REDEEMABLE STOCK (CONTINUED)
Following is the detail of changes in redeemable stock for the three years ended December 31, 1996 (in thousands, except for share and per share amounts):

                                                                                                            UNREALIZED
                                                                                                           APPRECIATION
                                                                                                          (DEPRECIATION)
                                                         CLASS A COMMON STOCK CLASS B   MMIHC    MMIHC    ON INVESTMENTS,
                                                         --------------------  COMMON  PAID-IN   RETAINED NET OF INCOME
                                                            SHARES    AMOUNT   STOCK   CAPITAL   EARNINGS      TAXES       TOTAL
                                                         ------------------------------------------------------------------------
Balance at January 1, 1994, as originally reported with
redemptions reclassified                                    108,945     $1      $1     $3,380     $3,808       $  -       $7,190
Pro forma issuance of shares to MLM policyholders as if
the merger with MMIC became effective on January 1,
1994 (NOTE 2)                                                 6,285                       415                                415
                                                         ------------------------------------------------------------------------
Balance at January 1, 1994, restated                        115,230      1       1      3,795      3,808          -        7,605
Unrealized appreciation, net of income tax, resulting
from initial adoption of SFAS No. 115 (NOTE 1)                                                                    8            8
Redemption of shares due to policyholder terminations
by effective date:
January 1, 1994 to June 30, 1994; NRV of $66.00              (7,974)                     (247)      (279)                   (526)
July 1, 1994 to December 31, 1994; NRV of $67.04             (4,666)    (1)              (148)      (165)                   (314)
Issuance of shares to vested policyholders                   10,140      1                            (1)                      -
Initial issuance of shares to policyholders upon vesting      4,622                       310                                310
Dividend receivable from Midwest Medical Insurance
Company                                                                                 1,181                              1,181
Net loss of Midwest Medical Insurance Holding
Company includable in Class A Common Stock
redemption value                                                                                    (487)                   (487)
Change in unrealized appreciation, net of income tax                                                            (32)         (32)
Adjustment to pro forma issuance of shares to MLM
policyholders to adjust effective date to December 31,
1994                                                           (497)                      (33)                               (33)
                                                         ------------------------------------------------------------------------
Balance at December 31, 1994 (carried forward)              116,855      1       1      4,858      2,876       (24)        7,712

                                       F21

           Midwest Medical Insurance Holding Company and Subsidiaries

3. REDEEMABLE STOCK (CONTINUED)

                                                                                                            UNREALIZED
                                                                                                           APPRECIATION
                                                                                                          (DEPRECIATION)
                                                         CLASS A COMMON STOCK CLASS B   MMIHC    MMIHC    ON INVESTMENTS,
                                                         --------------------  COMMON  PAID-IN   RETAINED NET OF INCOME
                                                            SHARES    AMOUNT   STOCK   CAPITAL   EARNINGS      TAXES      TOTAL
                                                         ------------------------------------------------------------------------
Balance at December 31, 1994 (brought forward)              116,855     $1      $1     $4,858     $2,876       $(24)      $7,712
Redemption of shares due to policyholder terminations
by effective date:
January 1, 1995 to June 30, 1995; NRV of $66.00              (8,017)                     (323)      (207)                   (530)
July 1, 1995 to December 31, 1995; NRV of $67.65             (4,407)    (1)              (181)      (117)                   (299)
Issuance of shares to vested policyholders                    9,271      1                            (1)                      -
Initial issuance of shares to policyholders upon vesting      2,890                       193                                193
Dividend receivable from Midwest Medical Insurance
Company                                                                                   260                                260
Net loss of Midwest Medical Insurance Holding
Company includable in Class A Common Stock
redemption value                                                                                    (387)                   (387)
Change in unrealized appreciation, net of income tax                                                             81           81
Adjustment to pro forma issuance of shares to MLM
policyholders to adjust effective date to December 31,
1995                                                           (341)                      (55)                               (55)
                                                         ------------------------------------------------------------------------
Balance at December 31, 1995                                116,251      1       1      4,752      2,164         57        6,975
Redemption of shares due to policyholder terminations
by effective date:
January 1, 1996 to June 30, 1996; NRV of $60.00              (6,277)    (1)              (259)      (117)                   (377)
July 1, 1996 to December 31, 1996; NRV of $57.84             (3,995)                     (159)       (72)                   (231)
Issuance of shares to vested policyholders                    9,540      1                            (1)                      -
Initial issuance of shares to policyholders upon vesting      2,690                       156                                156
Net income of Midwest Medical Insurance Holding
Company includable in Class A Common Stock
redemption value                                                                                   1,070                   1,070
Change in unrealized appreciation, net of income tax                                                             11           11
                                                         ------------------------------------------------------------------------
Balance at December 31, 1996                                118,209     $1      $1     $4,490     $3,044       $ 68       $7,604
                                                         ------------------------------------------------------------------------
                                                         ------------------------------------------------------------------------


                                       F22

           Midwest Medical Insurance Holding Company and Subsidiaries

4. INVESTMENTS

Components of net investment income are summarized as follows (in thousands):

                                                1996         1995         1994
                                          ------------------------------------
Fixed maturities                             $11,561      $11,716      $11,953
Equity securities                                380          338          288
Short-term investments                           904          923          487
                                          ------------------------------------
                                              12,845       12,977       12,728
Investment expenses                             (633)        (766)        (733)
                                          -------------------------------------
                                             $12,212      $12,211      $11,995
                                          ------------------------------------
                                          ------------------------------------

The cost (amortized cost for fixed maturities) and fair value of available for sale investments are as follows (in thousands):

                                              DECEMBER 31, 1996
                               -------------------------------------------------
                                             GROSS        GROSS
                                          UNREALIZED    UNREALIZED      MARKET
                                  COST       GAINS        LOSSES        VALUE
                               -------------------------------------------------
Fixed maturities:
MMIHC:
Industrial and other           $   1,031    $     4      $     (2)     $   1,033
MMIC:
United States Government          92,365      2,075          (797)        93,643
State and other political
subdivisions                      57,968      1,885           (45)        59,808
Industrial and other              28,615        648          (186)        29,077
                               -------------------------------------------------
Total                          $ 179,979    $ 4,612      $ (1,030)     $ 183,561
                               -------------------------------------------------
                               -------------------------------------------------

Equity securities              $  20,237    $18,183      $   (419)     $  38,001
                               -------------------------------------------------
                               -------------------------------------------------


                                       F23

           Midwest Medical Insurance Holding Company and Subsidiaries

4. INVESTMENTS (CONTINUED)

                                              DECEMBER 31, 1995
                               -------------------------------------------------
                                             GROSS        GROSS
                                           UNREALIZED   UNREALIZED     MARKET
                                 COST        GAINS        LOSSES       VALUE
                               -------------------------------------------------
Fixed maturities:
MMIHC:
Industrial and other           $     847    $     4      $     -       $     851
MMIC:
United States Government          96,826      4,933         (179)        101,580
State and other political
subdivisions                      64,894      2,795          (41)         67,648
Industrial and other              11,977        761            -          12,738
                               -------------------------------------------------
Total                          $ 174,544    $ 8,493     $   (220)      $ 182,817
                               -------------------------------------------------
                               -------------------------------------------------

Equity securities              $  17,670    $10,825     $   (184)      $  28,311
                               -------------------------------------------------
                               -------------------------------------------------

The components of the unrealized appreciation on available for sale securities as of December 31 are as follows (in thousands):

                                     1996                        1995
                             ------------------------    -----------------------
                             MMIHC           MMIC         MMIHC         MMIC
                             ------------------------    -----------------------
Fixed maturities:
Gross unrealized gains         $4          $  4,608         $4        $  8,489
Gross unrealized losses        (2)           (1,028)         -            (220)
Equity securities:
Gross unrealized gains          -            18,183          -          10,825
Gross unrealized losses         -              (419)         -            (184)
                             ------------------------    -----------------------
                                2            21,344          4          18,910
Deferred income taxes           -            (7,470)         -          (6,611)
                             ------------------------    -----------------------
                               $2         $  13,874         $4        $ 12,299
                             ------------------------    -----------------------
                             ------------------------    -----------------------


                                       F24

           Midwest Medical Insurance Holding Company and Subsidiaries

4.  INVESTMENTS (CONTINUED)


In addition to the unrealized gains and losses per the above schedule, MMIHC has unrealized gains on certain investments in mutual funds. The mutual fund assets are classified as other assets in the consolidated balance sheet and are held to coordinate with the Supplemental Executive Retirement Plan obligation (Note 10). At December 31, 1996 and 1995, respectively, gross unrealized gains related to these assets were $103,000 and $84,000. Deferred taxes related to these unrealized gains were $37,000 and $31,000, respectively.

The amortized cost and market value of fixed maturities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                AMORTIZED            MARKET
                                                   COST               VALUE
                                               ---------------------------------
Due in one year or less                         $    7,477         $    7,514
Due after one year through five years               79,456             81,736
Due after five years through ten years              65,380             66,576
Due after ten years                                 27,666             27,735
                                               ---------------------------------
                                                $  179,979         $  183,561
                                               ---------------------------------
                                               ---------------------------------


                                       F25

           Midwest Medical Insurance Holding Company and Subsidiaries

4. INVESTMENTS (CONTINUED)

Proceeds from sales of available for sale investments and the related gross realized gains and losses are as follows (in thousands):

                                               GROSS     GROSS
                                  PROCEEDS   REALIZED  REALIZED
                                 FROM SALES    GAINS    LOSSES
                                --------------------------------
Year ended December 31, 1996:
Fixed maturities                  $46,735     $  803     $(214)
Equity securities                   7,558      1,347      (165)
Year ended December 31, 1995:
Fixed maturities                   43,387      1,012      (254)
Equity securities                   9,158      1,356      (468)
Year ended December 31, 1994:
Fixed maturities                   37,647        509      (652)
Equity securities                   6,969        472      (784)

Net unrealized appreciation of fixed maturities (decreased) increased by $(4,691,000), $11,630 and $(15,610,000) and net unrealized appreciation of equity securities increased by $7,123,000, $6,078,000 and $232,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

5. RETROSPECTIVE PREMIUMS

The components of retrospective premiums at December 31 are as follows (in thousands):

                                                      1996          1995
                                                  --------------------------
Retrospective premium credits declared:
Minnesota policyholders                             $  4,603      $  5,200
Iowa policyholders active at date of merger
  and renewing in 1995                                 2,500         2,300
Favorable development on pre-merger IPMIT
  liabilities not yet approved for credit              3,735         3,364
                                                  --------------------------
                                                     $10,838       $10,864
                                                  --------------------------
                                                  --------------------------


                                       F26

           Midwest Medical Insurance Holding Company and Subsidiaries

A provision of the agreement and plan of merger between IPMIT and the Company requires that any favorable development of certain pre-merger liabilities of IPMIT be paid to the former IPMIT policyholders who remain active MMIC insureds as of the date of payment through a retrospective premium credit. The agreement further stipulates that any amounts due under this provision must be settled no later than December 31, 1998. Actual payments of $2,330,000 and $3,017,000 were made to former IPMIT policyholders in 1996 and 1995, respectively. Actual retrospective premium credits applied to Minnesota policyholder accounts in 1996 and 1995 were $5,198,000 and $6,076,000, respectively.

6. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

The reconciliation of the liability for unpaid losses and loss adjustment expenses is as follows (in thousands):

                                                    1996      1995       1994
                                                --------------------------------
Balance as of January 1, net of reinsurance
recoverables                                    $ 96,424    $ 88,227   $105,589

Incurred related to:
Current year                                      41,101      39,847     36,275
Prior years                                       (8,844)     (2,287)   (24,941)
                                                --------------------------------
Total incurred                                    32,257      37,560     11,334

Paid related to:
Current year                                       4,885       2,484      3,445
Prior years                                       33,454      26,879     25,251
                                                --------------------------------
Total paid                                        38,339      29,363     28,696
                                                --------------------------------
Balance as of December 31, net of reinsurance
recoverables                                      90,342      96,424     88,227

Reinsurance recoverables at December 31           19,695      23,840     22,740
                                                --------------------------------

Balance as of December 31, gross                 $110,037   $120,264   $110,967
                                                --------------------------------
                                                --------------------------------


                                       F27

           Midwest Medical Insurance Holding Company and Subsidiaries

The Company continually evaluates emerging trends in the development of loss liabilities including the trends related to the pre-merger IPMIT business. Based on this analysis, management periodically adjusts their estimates of ultimate losses. See Note 5 regarding retrospective premium credits paid and accrued.

7. INCOME TAXES

Components of income taxes are as follows (in thousands):

                                                   1996        1995       1994
                                                 -------------------------------
Current provision (benefit)                       $1,160     $(2,193)    $5,991
Deferred tax provision                               298         482        426
                                                 -------------------------------
                                                  $1,458     $(1,711)    $6,417
                                                 -------------------------------
                                                 -------------------------------

The Company's income taxes differ from the federal statutory rate applied to income before tax as follows (in thousands):

                                                   1996        1995       1994
                                                 -------------------------------
Income before tax at the federal statutory rate
  of 35%                                          $3,129     $     5     $7,319
Tax-exempt income (net of proration adjustment)   (1,452)     (1,090)    (1,104)
State income taxes, net of federal tax benefit        50         (42)       603
Proceeds on life insurance                          (368)          -          -
Benefit for prior year income taxes                    -        (660)      (316)
Other                                                 99          76        (85)
                                                 -------------------------------
                                                  $1,458     $(1,711)    $6,417
                                                 -------------------------------
                                                 -------------------------------


                                       F28

           Midwest Medical Insurance Holding Company and Subsidiaries

7.  INCOME TAXES (CONTINUED)

The deferred income tax (benefit) provision includes the following differences between financial and income tax reporting (in thousands):

                                                   1996    1995    1994
                                                 ------------------------
Discounting of post-1986 unpaid losses and loss
adjustment expenses                               $1,190   $232   $1,540
Liabilities not currently deductible                (274)   481   (1,571)
Unearned premiums                                      6     22      277
Alternative minimum tax carryforwards               (496)     -        -
Other                                               (128)  (253)     180
                                                 ------------------------
                                                  $  298   $482   $  426
                                                 ------------------------
                                                 ------------------------

The Company made income tax payments of $3,260,000, $832,000 and $8,065,000, in 1996, 1995 and 1994, respectively.

The components of the net deferred income tax asset as of December 31 are as follows (in thousands):

                                                  1996       1995
                                                -------------------
Deferred tax assets:
Unpaid losses and loss adjustment expenses       $5,319     $6,509
Liabilities not currently deductible              2,311      2,037
Unearned premiums                                   534        540
Alternative minimum tax credit                      496          -
Other                                               510        442
                                                -------------------
                                                  9,170      9,528
Deferred tax liabilities:
Unrealized gains                                 (7,507)    (6,642)
Other                                              (533)      (582)
                                                -------------------
                                                 (8,040)    (7,224)
                                                -------------------
                                                 $1,130     $2,304
                                                -------------------
                                                -------------------


                                       F29

           Midwest Medical Insurance Holding Company and Subsidiaries

8. REINSURANCE

Management has determined that no valuation allowances were necessary for unrealizable portions of deferred tax assets. This was supported primarily through the presence of taxable income in carryback years and reversals of existing temporary differences which provide taxable income in future years. A portion of the deferred tax assets was supported through reliance on available tax planning strategies which could be implemented at no cost.

To reduce overall risk, including exposure to large losses, the Company participates in various reinsurance programs. MMIC would only become liable for losses in excess of stipulated amounts in the event that any reinsuring company were unable to meet its obligations under the existing agreement. Management is not aware of any such default at December 31, 1996. Reinsurance recoverables on paid and unpaid losses of $17,485,000 and $18,967,000 are associated with a single reinsurer at December 31, 1996 and 1995, respectively.

MMIC is authorized to issue policies with limits not to exceed $5,000,000 for each claim and $5,000,000 in the aggregate under each policy in any one policy year. Limits in excess of $5,000,000 for each claim and $5,000,000 annual aggregate are available to physicians and clinics through reinsurance handled by MMIC. The Company generally retains the first $750,000 of each claim and reinsures the remainder. In years prior to 1995, retention levels for a portion of MMIC's business varied from $200,000 to $500,000.

Total ceded reinsurance premiums, before the effects of treaty commutations, for the years ended December 31, 1996, 1995 and 1994 were $6,416,000, $7,544,000 and
$8,704,000, respectively. Loss and loss adjustment expenses incurred are net of applicable reinsurance of $2,459,000, $7,873,000 and $8,025,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

In 1996, the Company commuted reinsurance treaties covering the period January 1, 1989 through December 31, 1990. Net premiums recovered as a result of these commutations of $2,194,000 have been included in net premiums earned in 1996.


                                       F30

           Midwest Medical Insurance Holding Company and Subsidiaries

9. OTHER COMMITMENTS

In the normal course of claim settlement, MMIC negotiates structured settlements including the purchase of annuities from life insurance companies with an A+ rating from A.M. Best (an industry rating organization) at the date of issue and a minimum of $100_million in surplus. These annuities guarantee a stream of payments to the claimant holding the annuity. The majority of these settlements have been assigned to the life insurance company which releases MMIC from any future contractual liability to the claimant. MMIC and its reinsurers could only become liable for ultimate settlement of those claims which have not been assigned. At December 31, 1996 and 1995, respectively, non-assigned structured settlements guaranteed $5,926,000 and $4,087,000 of payments under annuity contracts for which MMIC and its reinsurers paid $3,208,000 and $1,833,000. In the event that the insurance company issuing the annuity was unable to meet its obligation under the terms provided, MMIC would be liable for the ultimate settlement.

10. BENEFIT PLANS

The Company has a non-contributory defined contribution pension plan covering substantially all employees. Contributions to the plan are based upon each covered employee's salary. The Company also sponsors a 401(k) plan covering substantially all employees and provides a fifty percent match on employee contributions subject to certain limitations. Total contributions charged to expense for the years ended December 31, 1996, 1995 and 1994 were $371,000, $294,000 and $283,000, respectively.

The Company provides an unfunded Supplemental Executive Retirement Plan (SERP) which is a non-qualified, defined benefit retirement plan covering certain Company officers. Benefits are based upon years of service and compensation. Although the plan is technically unfunded, the Company has purchased life insurance contracts for each officer, the cash value of which is designed to coordinate with the projected benefit payments under the SERP. The cash value of these contracts is included in other assets. The net periodic pension cost for this plan was $323,000, $292,000 and $266,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The liability recognized in the consolidated balance sheets at December 31, 1996 and 1995 related to this plan was $1,909,000 and $1,643,000, respectively.


                                       F31

           Midwest Medical Insurance Holding Company and Subsidiaries

10. BENEFIT PLANS (CONTINUED)

The Company also provides medical benefits to retirees through a defined benefit post-retirement plan which covers substantially all employees. The net periodic post-retirement benefit cost for the years ended December 31, 1996, 1995 and 1994 was $30,000, $25,000 and $38,000, respectively. As of December 31, 1996 and
1995, the net post-retirement benefit plan asset recognized in the consolidated balance sheets was $12,000 and $116,000, respectively. The plan is funded through contributions to mutual funds.

11. RECONCILIATION WITH STATUTORY ACCOUNTING PRINCIPLES

The following is a reconciliation of net income and shareholders' equity under generally accepted accounting principles with that reported for MMIC on a statutory basis (in thousands):

                                   Net Income

                                            YEAR ENDED DECEMBER 31

                                          1996       1995        1994
                                        -------------------------------
As reported under generally accepted
accounting principles                    $7,481     $1,725     $14,495
MMIHC (income) loss                      (1,070)       387         487
                                        -------------------------------
On the basis of generally accepted
accounting principles, MMIC only          6,411      2,112      14,982
Additions (deductions):
Deferred income taxes                       445        442         524
Other                                       123       (215)          -
                                        -------------------------------
On the basis of statutory accounting
principles                               $6,979     $2,339     $15,506
                                        -------------------------------
                                        -------------------------------


                                       F32

           Midwest Medical Insurance Holding Company and Subsidiaries

11. RECONCILIATION WITH STATUTORY ACCOUNTING PRINCIPLES (CONTINUED)

                              Shareholders' Equity
                                                         DECEMBER 31

                                                1996        1995        1994
                                            -----------------------------------
As reported under generally accepted
accounting principles                        $111,278     $103,292     $89,468

Additions (deductions):
Deferred income taxes                            (590)      (2,015)     (8,875)
Unrealized (gain) loss on fixed maturities
                                               (3,580)      (8,269)      3,771
Pro forma equity distributed to MMIHC
in connection with pooling                          -          327         382
Other                                             (41)         (14)        157
                                            -----------------------------------
On the basis of statutory accounting
principles                                   $107,067     $ 93,321     $84,903
                                            -----------------------------------
                                            -----------------------------------

The equity of MMIHC, exclusive of the carrying value of its investment in MMIC, is subject to redemption and therefore reported outside of shareholders' equity under the caption redeemable stock. As a result, consolidated other shareholders' equity as reported on the balance sheets represents equity of MMIC only under generally accepted accounting principles.

Under Minnesota insurance statutes, MMIC is required to maintain statutory surplus in excess of ten times its per occurrence reinsurance retention limit. The minimum level is $7,500,000 for 1996 and 1995.


                                       F33

           Midwest Medical Insurance Holding Company and Subsidiaries

12. NET REDEMPTION VALUE

The net redemption value per share of the Class A common shares was as follows:

                                        CLASS A   NET REDEMPTION
                            MMIHC    COMMON SHARES   VALUE PER
                         NET EQUITY   OUTSTANDING      SHARE
                        ----------------------------------------
                           (000'S)

December 31, 1992          $7,230       110,333*       $65.53
                        ------------                   ---------
                        ------------                   ---------

December 31, 1993          $7,605       115,230*       $66.00
                        ------------                   ---------
                        ------------                   ---------

December 31, 1994          $7,712       116,855*       $66.00
                        ------------                   ---------
                        ------------                   ---------

December 31, 1995          $6,975       116,251*       $60.00
                        ------------                   ---------
                        ------------                   ---------

December 31, 1996          $7,604       118,209        $64.33
                        ------------                   ---------
                        ------------                   ---------

* Includes pro forma shares related to merger.


                                       F34

           Midwest Medical Insurance Holding Company and Subsidiaries
                                (Parent Company)

           Schedule II--Condensed Financial Information of Registrant

Balance Sheets


                                                                DECEMBER 31
                                                              1996       1995
                                                           ---------------------
                                                           ---------------------
                                                              (IN THOUSANDS)

ASSETS
Fixed maturities                                            $  1,032   $    851
Short-term investments                                         4,183      5,521
Investment in subsidiary                                     111,278    103,292
Accrued investment income                                         45         57
Dividend receivable                                                -        587
Other                                                          5,399      3,787
                                                           ---------------------
Total assets                                                $121,937   $114,095
                                                           ---------------------
                                                           ---------------------

LIABILITIES, REDEEMABLE STOCK AND
            OTHER SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable                                            $     22   $    986
Accrued expenses and other liabilities                         3,033      2,842
                                                           ---------------------
                                                               3,055      3,828
REDEEMABLE STOCK
Class A Common Stock                                           7,603      6,674
Class B Common Stock                                               1          1
                                                           ---------------------
                                                               7,604      6,975
OTHER SHAREHOLDERS' EQUITY
Additional paid-in capital                                    12,789     12,789
Retained earnings, comprised of undistributed earnings of
subsidiary                                                    84,615     78,204
Unrealized appreciation on investments, net of income
            taxes                                             13,874     12,299
                                                           ---------------------
                                                             111,278    103,292
                                                           ---------------------
                                                            $121,937   $114,095
                                                           ---------------------
                                                           ---------------------

SEE ACCOMPANYING NOTE.


                                       F35

           Midwest Medical Insurance Holding Company and Subsidiaries
                                (Parent Company)

     Schedule II--Condensed Financial Information of Registrant (continued)

                              Statements of Income


                                                 YEAR ENDED DECEMBER 31
                                             1996          1995         1994
                                           -----------------------------------
                                           -----------------------------------
                                                      (IN THOUSANDS)
REVENUES
Management fee from subsidiary              $8,706        $5,405     $  4,931
Investment income                              726           704          238
Other income (loss)                              4            17          (49)
                                           -----------------------------------
                                             9,436         6,126        5,120

EXPENSES
Operating and administrative                 8,357         6,783        5,968
                                           -----------------------------------
Income (loss) before income taxes and
   other items                               1,079          (657)        (848)
Income tax expense (benefit)                     9          (270)        (361)
                                           -----------------------------------
Income (loss) before equity in undis-
  tributed income of subsidiary              1,070          (387)        (487)
Equity in undistributed income of
   subsidiary                                6,411         2,112       14,982
                                           -----------------------------------
Net income                                  $7,481        $1,725      $14,495
                                           -----------------------------------
                                           -----------------------------------


SEE ACCOMPANYING NOTE.

                                       F36

           Midwest Medical Insurance Holding Company and Subsidiaries
                                (Parent Company)

     Schedule II--Condensed Financial Information of Registrant (continued)

                            Statements of Cash Flows


                                                       YEAR ENDED DECEMBER 31
                                                     1996       1995      1994
                                                    ---------------------------
                                                    ---------------------------
                                                           (IN THOUSANDS)

Net cash (used in) provided by operating activities $   (877) $ 1,184  $  (155)

INVESTING ACTIVITIES
Purchase of fixed maturities                         (20,469)    (670)  (2,200)
Sales of fixed maturities                             20,289    1,833    3,642
Calls and maturities of fixed maturities                   -      240        -
Sales purchases of short-term investments, net         1,338   (1,758)    (447)

FINANCING ACTIVITIES
Redemption of Class A Common Stock                      (608)    (829)    (840)
Dividend from MMIC in connection with merger             327        -        -
                                                    ---------------------------

Change in cash                                             -        -        -
Cash at beginning of year                                  -        -        -
                                                    ---------------------------
Cash at end of year                                 $      -  $     -   $    -
                                                    ---------------------------
                                                    ---------------------------


SEE ACCOMPANYING NOTE.

                                       F37

              Midwest Medical Insurance Holding Company and Subsidiaries
                                   (Parent Company)

        Schedule II--Condensed Financial Information of Registrant (continued)

                        Note to Condensed Financial Statements

                                  December 31, 1996




The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Midwest Medical Insurance Holding Company and Subsidiaries.

See Note 3 to the consolidated financial statements of Midwest Medical Insurance Holding Company and Subsidiaries for a description of the redeemable stock.


                                         F38

              Midwest Medical Insurance Holding Company and Subsidiaries

                               Schedule IV--Reinsurance

         COL. A                         COL. B        COL. C    COL. D     COL. E       COL. F
---------------------------------------------------------------------------------------------------
                                                                                    PERCENTAGE OF
                                       CEDED TO      ASSUMED                            AMOUNT
                                        GROSS         OTHER    FROM OTHER   NET         ASSUMED
                                        AMOUNT      COMPANIES  COMPANIES   AMOUNT       TO NET
---------------------------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Year ended December 31, 1996:
    Insurance premiums:
    Property/casualty insurance        $34,875        $2,829     $  -     $32,046        N/A

Year ended December 31, 1995:
    Insurance premiums:
    Property/casualty insurance         37,342         7,544        -      29,798        N/A

Year ended December 31, 1994:
    Insurance premiums:
    Property/casualty insurance         34,950         8,704        -      26,246        N/A


NOTE TO SCHEDULE IV:

Ceded premiums for the years ended December 31, 1996, 1995 and 1994 are net of reductions (additions) in ceded premiums related to swing rated reinsurance treaties of $748,000, $(260,000), and $(346,000), respectively. Ceded premiums in 1996 are also net of proceeds from commutations of reinsurance covering the period January 1, 1987 through December 31, 1990 of $2,194,000.


                                         F39

              Midwest Medical Insurance Holding Company and Subsidiaries

         Schedule VI--Supplemental Information Concerning Property/Casualty
                                 Insurance Operations

                              DECEMBER 31                                      YEAR ENDED DECEMBER 31
             -----------------------------------------------------  -------------------------------------------------
  COL. A         COL. B         COL. C        COL. D       COL. E     COL. F       COL. G             COL. H
------------------------------------------------------------------  -------------------------------------------------
                                                                                                 LOSSES AND LOSS
                                                                                                ADJUSTMENT EXPENSES
                             RESERVES FOR                                                       INCURRED RELATED TO
                DEFERRED     UNPAID LOSSES   DISCOUNT,                                        -----------------------
AFFILIATION      POLICY        AND LOSS       IF ANY,                                NET           (1)        (2)
   WITH        ACQUISITION    ADJUSTMENT    DEDUCTED IN   UNEARNED     EARNED     INVESTMENT     CURRENT     PRIOR
REGISTRANT       COSTS         EXPENSES      COLUMN C     PREMIUMS    PREMIUMS      INCOME         YEAR       YEAR
---------------------------------------------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
Consolidated
property/
casualty
entities

    1996          N/A         $110,037         N/A        $6,860      $32,046     $12,212       $41,101     $(8,844)

    1995          N/A          120,264         N/A         7,033       29,798      12,211        39,847      (2,287)

    1994                                                               26,246      11,995        36,275     (24,941)

                        YEAR ENDED DECEMBER 31
---------------------------------------------------------------
  COL. A                   COL. I         COL. J      COL. K
---------------------------------------------------------------
                        AMORTIZATION       PAID
                         OF DEFERRED      LOSSES
AFFILIATION                POLICY        AND LOSS
   WITH                 ACQUISITION     ADJUSTMENT    PREMIUMS
REGISTRANT                  COSTS        EXPENSES     WRITTEN
---------------------------------------------------------------
Consolidated
property/ casualty
entities

    1996                   N/A           $38,339      $32,036

    1995                   N/A            29,363       35,519

    1994                   N/A            28,696       28,462


                                    F40

                                                                        APPENDIX

                          MIDWEST MEDICAL INSURANCE COMPANY

                     Allocation Formula for Class A Common Shares

                       Number of Shares Per Full Year Insured*
                  (Calculations Are Based On Number of Days Insured)

                                                                    1985
           CLASS                                                    THRU                         1992 TO
CLASS      DESCRIPTION                                              1990            1991         PRESENT
-----      -----------                                              ----            ----         -------
1A         Psychiatry - No ECT                                       .720           .780           .840
           Pathology
           Occupational Medicine
           Physical Medicine and Rehab.

1          Family Practice - no surg                                1.200          1.200          1.200
           Surgical Specialists - office
             practice only - no surg.
           Administrative Medicine
           Radiology - no invasive procedures
           Dermatology - no surg.
           Pediatrics - no surg.

1C         Internal Medicine - all      (Class 1 prior to 1-1-89)   1.584          1.440          1.440
             subspecialities - no surg.
             no invasive procedures
           Neurology - no surg.         (Class 1 prior to 1-1-89)
             no invasive procedures

2          Ophthalmology - inc. surg.   (Class 3 prior to 1-1-89)   2.160          1.920          1.800
           Family Practice - minor surg.
             No OB
           Internal Medicine - all
             subspecialities minor surg.
           Neurology - minor surg.
           Dermatology - minor surg.
           Pathology - minor surg.
           Pediatrics - minor surg.

3          Family Practice - inc. OB                                3.672          3.00           2.520
             no C-Sections
           Emergency Medicine
           Internal Medicine - all
             subspecialities - major risk


* SUBJECT TO REDUCTION FOR PHYSICIANS PRACTICING IN NEBRASKA.  SEE "THE
OFFERING".


                                          A1

                                         NUMBER OF SHARES PER FULL YEAR INSURED*
                              (CALCULATIONS ARE BASED ON NUMBER OF DAYS INSURED)

                                                                    1985
           CLASS                                                    THRU                        1992 TO
CLASS      DESCRIPTION                                              1990           1991         PRESENT
-----      -----------                                              ----           ----         -------
             procedures
           Neurology - major risk
             procedures
           Colon & Rectal Surgery
           Radiology - inc. radiation
             therapy
           Dermatolory - inc. radiation
             therapy
           Psychiatry - inc. ECT
           Urological Surgery           (Class 4 prior to 1-1-89)
           Neonatology
           Pediatrics - major risk
             procedures

4          Family Practice -
             inc. OB & C Sections                                   4.897          3.900        3.120
           General Surgery              (Class 5 prior to 1-1-89)
           Anesthesiology               (Class 5 prior to 1-1-89)
           Otorhinolaryngological
             Surgery

5          Plastic Surgery              (Class 6 prior to 1-1-89)   6.121          5.400        4.800
           Gynecological Surgery
           Foot & Ankle Surgery          (New Class since 1-1-91)
           Oral Maxillofacial Surgery

6          Cardiac Surgery                                          7.321          6.900        6.600
           Thoracic Surgery             (Class 7 prior to 1-1-89)
           Vascular Surgery             (Class 7 prior to 1-1-89)
           Cardiovascular Surgery
           OB & GYN - inc. surgery
           Hand Surgery
           Head & Neck Surgery

7          Orthopedic Surgery                                       9.000          9.000        7.800
           Trauma Surgery

8          Neurological Surgery                                    12.000         12.600       10.800


                                          A2

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses to be paid by the Company in connection with the distribution of the securities being registered. All such expenses are estimated, except for the SEC registration fee:

SEC registration fee . . . . . . . . . . . . . . . . . . . . . . .  $4,572.72
Accounting fees and expenses . . . . . . . . . . . . . . . . . . .  10,000.00
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . . .10,000.00
Printing and engraving expenses. . . . . . . . . . . . . . . . . . .10,000.00
Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . . . . 5,000.00
Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . . . . 1,427.28
                                                                    ----------
       Total . . . . . . . . . . . . . . . . . . . . . . . . . . . $41,000.00
                                                                    ----------
                                                                    ----------

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article X of the Bylaws of the registrant provides that each director, officer, and employee shall be indemnified for expenses and liabilities in the manner, under the circumstances, and to the extent permitted by Minnesota Statutes,
Section 302A.521, as amended from time to time.

Minnesota Statutes, Section 302A.521, generally requires a corporation to indemnity its directors, officers, and employees against judgments, penalties, fines, and expenses, including attorney's fees, incurred in connection with their official capacities, provided that such person (i) has not been indemnified by another with respect to the same matter, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) had no reasonable cause to believe that his conduct was unlawful, and (v) reasonably believed that his conduct was in the best interests of the corporation.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

The registrant has made no sales of unregistered securities in the last three years.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)     Exhibits.

    (1)     2A.  Plan and Agreement of Merger between the Company and IPMIT, without exhibits (Form S-4, Exhibit 3C).

    (3)     2B.  Plan and Agreement of Merger between the Company and Medical
                 Liability Mutual Insurance Company, dated August 15, 1996, without exhibits.

    (1)     3A.  Restated Articles of Incorporation of the registrant (Form S-4,
                 Exhibit 3C).

    (1)     3B.  Bylaws of the registrant, as amended (Form S-4, Exhibit 3D).

     *      5.   Opinion and Consent of Charles A. Geer, Esq.

    (1)     9.   Voting Trust Agreement between the Minnesota Medical
                 Association and the Iowa Medical Society.

    (1)     10A. Governance Agreement between the registrant and the Minnesota
                 Medical Association, holder of the registrant's Class B Common Share, dated November 30, 1988.

    (1)     10B. Lease for office space between the registrant and Lexington
                 Property Fund, L.P. Limited Partnership, dated March 26, 1991.

            10C. Amended and Restated Management Agreement between the registrant and Midwest Medical Insurance Company dated January 1, 1996. (Incorporated herein by reference to the Annual Report on Form 10-K, SEC file number 0-21230, filed by registrant for the year ended December 31, 1996.)

    (1)     10D. Agency Agreement with Vaaler Insurance, Inc. pursuant to which
                 Vaaler acts as agent of MMIC in North Dakota, dated April 21, 1989.

    (1)     10E. Agreement of Reinsurance between Midwest Medical Insurance
                 Company and General Reinsurance Corporation, dated March 3,
                 1992.

    (2)     10F. Letter Employment Agreement between the registrant and
                 David P. Bounk, President and Chief Executive Officer of the registrant and Midwest Medical Insurance Company, dated January 1, 1993.

    (1)     10G. Executive Bonus Plan of the registrant.

    (1)     10H. Supplemental Executive Retirement Plan of the registrant.

            10I. Agency Agreement with IMS Services, Inc. pursuant to which
                 IMS acts as agent of MMIC in Iowa, dated July 1, 1993. (Incorporated herein by reference to the Report on Form 10-K filed by the registrant for the fiscal year ended December 31, 1993, file number 0-21230.)

           *10J. Form of Termination Agreement with Executive Officers.

    (1)     21.  Subsidiaries of the registrant.

     *      23A. Consent of Ernst & Young LLP

     *      24.  Powers of Attorney.

    (1) Incorporated herein by reference to the registration statement on Form S-4, file number 33-55062, filed by registrant on November 25, 1993, as amended.

    (2) Incorporated herein by reference to the registration statement on Form S-1, SEC file number 33-70182, filed by registrant on October 12, 1993, as amended.

    (3) Incorporated herein by reference to the registration statement on Form S-4, SEC file number 333-00134, filed by registrant on January 10, 1996, as amended.

    (*)     Filed herewith.

       (b)  Financial Statement Schedules.

       The following financial statement schedules of Midwest Medical Insurance Holding Company and subsidiary required by Regulation S-X and Form S-1 are filed as part of this Registration Statement:

       II. Condensed Financial Information of Registrant (Parent Company)--Balance Sheets--December 31, 1996 and 1995, Statements of Income--For the Years Ended December 31, 1996 and 1995 and 1994; and, Statements of Cash Flows--For the Years Ended December 31, 1996, 1995 and 1994. Included in "FINANCIAL STATEMENTS" Section of Prospectus filed herewith.

       IV. Reinsurance Summary for the Years Ended December 31, 1996, 1995 and 1994. Included in "FINANCIAL STATEMENTS" section of Prospectus filed herewith.

       VI. Supplemental Information Concerning Property/Casualty Insurance Operations--December 31, 1996 and 1995, and for Each of the Three Years in the Period Ended December 31, 1998. Included in "FINANCIAL STATEMENTS" section of Prospectus filed herewith.

ITEM 17. UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registrant statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on June 12, 1997.

                                  MIDWEST MEDICAL INSURANCE HOLDING COMPANY


                                  By: /s/ David P. Bounk
                                      -------------------
                                      David P. Bounk, President and
                                      Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 1997.


SIGNATURE                          CAPACITY
---------                          --------

 /s/ David P. Bounk                Principal Executive Officer and Director
-------------------------
  David P. Bounk
 /s/ Merlin R. Bretzman            Principal Financial Officer and
-------------------------          Principal Accounting Officer
Merlin R. Bretzman
           *                       Director, Chairman of the Board
-------------------------
Andrew J.K. Smith, M.D.
           *                       Director
-------------------------
Michael Abrams
           *                       Director
-------------------------
John R. Balfanz, M.D.
           *                       Director
-------------------------
Gail P. Bender, M.D.
           *                       Director
-------------------------
James R. Bishop, M.D.
           *                       Director
-------------------------
E. Duane Engstrom, M.D.
           *                       Director
-------------------------
William Eversman, M.D.
           *                       Director
-------------------------
Roger L. Frerichs, M.D.
           *                       Director
-------------------------
G. Richard Geier, M.D.
           *                       Director
-------------------------
Anthony C. Jaspers, M.D.
           *                       Director
-------------------------
Wayne F. Leebaw, M.D.
           *                       Director
-------------------------
Stephen A. McCue, M.D.

           *                       Director
-------------------------
Harold W. Miller, M.D.
           *                       Director
-------------------------
Anton S. Nesse, M.D.
           *                       Director
-------------------------
Mark D. Odlund, M.D.
           *                       Director
-------------------------
G. William Orr, M.D.
           *                       Director
-------------------------
Norman Rinderknecht, M.D.
           *                       Director
-------------------------
Paul S. Sanders, M.D.
           *                       Director
-------------------------
Richard D. Schmidt, M.D.
           *                       Director
-------------------------
Mark B. Siegel, M.D
           *                       Director
-------------------------
G. David Spoelhof, M.D.
           *                       Director
-------------------------
Bruce R. Trimble, M.D.

       *By:  /s/ David P. Bounk
            ----------------------
           David P. Bounk pursuant to
           power of attorney

The above persons signing as directors constitute all of the directors of the registrant.

EXHIBIT INDEX


Exhibit                                                              Page
-------                                                              ----

   5.         Opinion of Charles A. Geer, Esq.
 10J.         Form of Termination Agreement with Executive Officers
  23.         Consent of Ernst & Young LLP
  24.         Powers of Attorney.